UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )
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SONICWALL, INC.

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SONICWALL, INC.

NOTICE OF 2007 ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholders:

We cordially invite you to attend the SonicWALL, Inc. 2007 Annual Meeting of Shareholders. The meeting will be held on Thursday, June 14, 2007 at 10:00 a.m. local time, at our offices located at 1143 Borregas Avenue, Sunnyvale, California 94089. At the meeting we will:

1. Elect our Board of Directors;

2. Approve our performance bonus plan;

3. Approve the amendment to our ESPP in order to increase the number of shares reserved for issuance under the ESPP by 1,500,000 and to extend the term to July 31, 2017;

4. Ratify the selection of Armanino McKenna LLP as auditors of our financial statements for the fiscal year ending December 31, 2007; and

5. Transact any other business as may properly come before the meeting.

We are not aware of any other business to come before the meeting.

Shareholders who owned our stock at the close of business on April 20, 2007 may attend and vote at the meeting. If you cannot attend the meeting, you may vote as instructed on the enclosed Proxy Card or by mailing the Proxy Card in the enclosed postage prepaid envelope. Any shareholder attending the meeting may vote in person, even though he or she has already returned a Proxy Card.

Whether or not you expect to attend the Annual Meeting, please complete, sign, date and promptly mail your proxy in the envelope provided. Alternatively, in lieu of returning signed Proxy Cards, registered shareholders of record can vote their shares by telephone by calling 1-800-690-6903 or via the Internet at www.proxyvote.com by following the instructions included on your Proxy Card. You are cordially invited to attend the Annual Meeting in person. The return of the enclosed proxy will not affect your right to vote if you attend the Annual Meeting in person, as your proxy is revocable at your option.

We look forward to seeing you at the meeting.

Sincerely,

Frederick M. Gonzalez
Vice President, General Counsel and
Corporate Secretary

Sunnyvale, California
May 7, 2007

2007 ANNUAL MEETING OF SHAREHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

SONICWALL, INC.

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

Our Board of Directors is soliciting proxies for the 2007 Annual Meeting of Shareholders. The meeting will be held on Thursday, June 14, 2007 at 10:00 a.m. local time, at our principal executive offices located at 1143 Borregas Avenue, Sunnyvale, California 94089. Our telephone number at that location is (408) 745-9600.

This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the annual meeting. Please read it carefully. Voting materials, which include this Proxy Statement, a Proxy Card and our 2006 Annual Report to Shareholders, were first mailed to shareholders entitled to vote on or about May 7, 2007. Shareholders may obtain, for the cost of copying, a copy of any Exhibits to our Form 10-K by writing to SonicWALL, Inc., 1143 Borregas Avenue, Sunnyvale, California 94089, Attention: Investor Relations.

Costs of Solicitation

We will pay the costs of soliciting proxies from shareholders. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding the voting materials to the beneficial owners. Certain of our directors, officers and employees may solicit proxies on our behalf, without additional compensation, personally or by telephone or electronic communication.

Record Date and Shares Outstanding

Only shareholders of record at the close of business on April 20, 2007, are entitled to attend and vote at the annual meeting. On the record date, 64,699,285 shares of our common stock were outstanding and held of record by 103 shareholders. The closing price of our common stock on the Nasdaq Stock Market on the record date was $8.43 per share.

QUESTIONS AND ANSWERS

Although we encourage you to read the enclosed Proxy Statement in its entirety, we include this question and answer section to provide some background information and brief answers to several questions you might have about the annual meeting.

Q:	Why am I receiving these materials?

A:	Our Board of Directors is providing these proxy materials for you in connection with our annual meeting of shareholders, which will take place on June 14, 2007. Shareholders are invited to attend the annual meeting and are requested to vote on the proposals described in this Proxy Statement.

Q:	What information is contained in these materials?

A:	The information included in this Proxy Statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of directors and our most highly paid officers, and certain other required information. SonicWALL’s 2006 Annual Report and audited financials statements, Proxy Card and a return envelope are also enclosed.

Q:	What proposals will be voted on at the annual meeting?

A:	There are four proposals scheduled to be voted on at the annual meeting:

•	Proposal One, which is the election of the nominees for director set forth in this Proxy Statement;

•	Proposal Two, which is the approval of our performance bonus plan;

•	Proposal Three, which is the approval of an amendment to our 1999 Employee Stock Purchase Plan, or ESPP, in order to increase the number of shares reserved for issuance under the ESPP by 1,500,000 and to extend the term to July 31, 2017; and

•	Proposal Four, which is the ratification of the selection of Armanino McKenna LLP as our auditors.

Q:	What is SonicWALL’s voting recommendation?

A:	Our Board of Directors recommends that you vote your shares as follows:

•	“FOR” each of the eight nominees to our Board of Directors specified in Proposal One;

•	“FOR” Proposal Two, to approve our performance bonus plan;

•	“FOR” Proposal Three, approval of the amendment to our ESPP in order to increase the number of shares reserved for issuance under the ESPP by 1,500,000 and to extend the term to July 31, 2017; and

•	“FOR” Proposal Four, ratification of the selection of Armanino McKenna LLP as our independent auditors.

Q:	Who can vote at the annual meeting?

A:	Our Board of Directors has set April 20, 2007 as the record date for the annual meeting. All shareholders who owned SonicWALL common stock at the close of business on the record date of April 20, 2007 may attend and vote at the annual meeting. Each shareholder is entitled to one vote for each share of common stock held as of the record date on all matters to be voted on. Shareholders do not have the right to cumulate votes. On April 20, 2007, 64,699,285 shares of our common stock were outstanding. Shares held as of the record date include shares that are held directly in your name as the shareholder of record and those shares held for you as a beneficial owner through a stockbroker, bank or other nominee.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:	Most shareholders of SonicWALL hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record

If your shares are registered directly in your name with SonicWALL’s transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent directly to you by SonicWALL. As the shareholder of record, you have the right to grant your voting proxy directly to SonicWALL or to vote in person at the annual meeting. SonicWALL has enclosed a Proxy Card for you to use. You may also vote by Internet or by telephone as described below under “How can I vote my shares without attending the annual meeting?”

Beneficial Ownership

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the annual meeting unless you request a legal proxy from your stockbroker in order to vote at the annual meeting. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee regarding how to vote your shares. You may also vote by Internet or by telephone as described below under “How can I vote my shares without attending the annual meeting?”

Q:	How many votes does SonicWALL need to hold the annual meeting?

A:	A majority of SonicWALL’s outstanding shares as of the record date must be present at the annual meeting in order to hold the annual meeting and conduct business. This is called a quorum. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matter on which the broker has expressly not voted. Thus, broker non-votes will not affect the outcome of any of the matters being voted on at the annual meeting. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote such shares.

Shares are counted as present at the annual meeting if you:

•	are present and vote in person at the annual meeting; or

•	have properly submitted a Proxy Card or voting instruction card or voted by telephone or via the Internet.

Q:	How are votes counted?

A:	You may vote for each of the four proposals as follows:

•	either “FOR” or “WITHHOLD” with respect to each nominee for our Board of Directors specified in Proposal One;

•	“FOR,” “AGAINST” or “ABSTAIN” on Proposal Two, the approval of our performance bonus plan;

•	“FOR,” “AGAINST” or “ABSTAIN” on Proposal Three, the approval of the amendment to our ESPP in order to increase the number of shares reserved for issuance under the ESPP by 1,500,000 and to extend the term to July 31, 2017;

•	“FOR,” “AGAINST” or “ABSTAIN” on Proposal Four, to ratify the selection of Armanino McKenna LLP as our independent auditors.

You may vote either “FOR” or “WITHHOLD” with respect to each nominee for our Board of Directors. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on each of the other proposals. If you abstain from voting on any of Proposals Two, Three or Four, it will have the same effect as a vote against. If you just sign your Proxy Card with no further instructions, your shares will be counted as a vote “FOR” each Director, “FOR” the approval of our performance bonus plan, “FOR” the approval of the amendment to our ESPP in order to increase the number of shares reserved for issuance under the ESPP by 1,500,000 and to extend the term to July 31, 2017, and “FOR” ratification of the selection of Armanino McKenna LLP as our independent auditors. If you do not vote and you hold your shares in a brokerage account in your broker’s name, also known as “street name” (see description of “Beneficial Ownership” above), your shares will not be counted in the tally of the number of shares cast “FOR,” “AGAINST” or “ABSTAIN” on any proposal where your broker does not have discretionary authority to vote, and therefore will have the effect of reducing the number of shares needed to approve any of those items. However, shares held in street name that are not voted, known as “broker non-votes,” may be counted for the purpose of establishing a quorum for the annual meeting as described above under the caption “Beneficial Ownership.” Voting results are tabulated and certified by our transfer agent, Computershare Trust Company, N.A.

Q:	What is the voting requirement to approve each of the proposals?

A:	The requirement to approve each of the proposals is as follows:

•	With respect to Proposal One (the election of our directors), directors are elected by a plurality vote, and therefore the eight individuals receiving the highest number of “FOR” votes will be elected. Votes of “WITHHOLD” and broker non-votes have no legal effect on the election of directors due to the fact that such elections are by a plurality. In any uncontested election of directors, such as this one, where the number of nominees does not exceed the number of directors to be elected, our corporate governance principles require that if a nominee, who already serves as a director, receives a greater number of “withhold” votes than votes “for” such election, that nominee shall promptly tender his or her resignation to our Board of Directors. The Corporate Governance and Nominations Committee will then recommend to our Board of Directors whether to accept or reject the resignation. Within 90 days of the certification of election results, our Board of Directors will publicly disclose its decision regarding whether to accept or reject the resignation.

•	Proposal Two, the approval of our performance bonus plan, requires the affirmative “FOR” vote of a majority of the shares of our outstanding common stock present or represented and entitled to vote at the annual meeting.

•	Proposal Three, the approval of the amendment to our ESPP in order to increase the number of shares reserved for issuance under the ESPP by 1,500,000 and to extend the term to July 31, 2017, requires the affirmative “FOR” vote of a majority of the shares of our outstanding common stock present or represented and entitled to vote at the annual meeting. Should such shareholder approval not be obtained, then the proposed 1,500,000 share increase to the share reserve under the ESPP and the extension of the term of the ESPP will not be implemented. The ESPP will, however, continue in effect, and stock purchases made under the ESPP will continue to be made under the ESPP as currently in effect until all the shares available for purchase under the ESPP have been purchased.

•	Proposal Four, ratification of the selection of our auditors, requires the affirmative “FOR” vote of a majority of the shares of our outstanding common stock present or represented and entitled to vote at the annual meeting.

Q:	How can I vote my shares in person at the annual meeting?

A:	Shares held directly in your name as the shareholder of record may be voted in person at the annual meeting. If you choose to do so, please bring the enclosed Proxy Card or proof of identification to the annual meeting. Even if you plan to attend the annual meeting, SonicWALL recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the annual meeting. If you hold your shares in street name, you must request a legal proxy from your stockbroker in order to vote at the annual meeting.

Q:	How can I vote my shares without attending the annual meeting?

A:	Whether you hold shares directly as a shareholder of record or beneficially in street name, you may vote without attending the annual meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your stockbroker or nominee. In most cases, you will be able to do this by telephone, using the Internet or by mail. Please refer to the summary instructions included on your Proxy Card. For shares held in street name, a voting instruction card will be provided by your stockbroker or nominee.

BY TELEPHONE OR THE INTERNET — If you have telephone or Internet access, you may submit your proxy by following the “Vote by Phone” or “Vote by Internet” instructions on the Proxy Card or voting instruction card.

BY MAIL — You may do this by signing your Proxy Card or, for shares held in street name, by following the voting instruction card provided by your stockbroker or nominee and mailing it in the enclosed, postage prepaid envelope. If you provide specific voting instructions, your shares will be voted as you have instructed.

Q:	How can I change my vote after I return my Proxy Card?

A:	You may revoke your proxy and change your vote at any time before the final vote at the annual meeting. You may do this by signing a new Proxy Card with a later date or by attending the annual meeting and voting in person. Attending the annual meeting will not revoke your proxy unless you specifically request it. If your shares are held in “street name,” you must contact your broker, bank or other nominee in order to find out how to change your vote.

Q:	Where can I find the voting results of the annual meeting?

A:	The preliminary voting results will be announced at the annual meeting. The final results will be published in our first quarterly report on Form 10-Q filed after the date of the annual meeting.

Q:	Who are the proxies and what do they do?

A:	The two persons named as proxies on the enclosed Proxy Card, Matthew Medeiros, our President and Chief Executive Officer, and Frederick M. Gonzalez, our Vice President, General Counsel and Corporate Secretary, were designated by our Board of Directors. All properly executed proxies will be voted (except to the extent that authority to vote has been withheld) and where a choice has been specified by the shareholder as provided in the Proxy Card, it will be voted in accordance with the instructions you indicate on the Proxy Card. If you submit the Proxy Card, but do not indicate your voting instructions, your shares will be voted “FOR” Proposals One, Two, Three and Four.

Q:	What does it mean if I receive more than one proxy or voting instruction card?

A:	You may receive more than one set of voting materials, including multiple copies of this Proxy Statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you may receive more than one proxy card. Please complete, sign, date and return each SonicWALL proxy card and voting instruction card that you receive.

In an effort to reduce printing costs and postage fees, SonicWALL has adopted a practice approved by the Securities and Exchange Commission called “householding.” Under this practice, shareholders who have the same address and last name will receive only one copy of our proxy materials unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. Shareholders who participate in householding will continue to receive separate Proxy Cards.

If you share an address with another shareholder and received only one set of proxy materials and would like to request a separate copy of these materials and/or future proxy materials, please send your request to Investor Relations, SonicWALL, Inc., 1143 Borregas Avenue, Sunnyvale, California 94089 or call us at (408) 745-9600. You may also contact us if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.

Q:	What happens if additional proposals are presented at the annual meeting?

A:	Other than the four proposals described in this Proxy Statement, SonicWALL does not expect any additional matters to be presented for a vote at the annual meeting. If you grant a proxy, the persons named as proxy holders, Matthew Medeiros, our President and Chief Executive Officer, and Frederick M. Gonzalez, our Vice President, General Counsel and Corporate Secretary, will have the discretion to vote your shares on any additional matters properly presented for a vote at the annual meeting. If for any unforeseen reason any of SonicWALL’s nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by our Board of Directors.

Q:	Is my vote confidential?

A:	Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within SonicWALL or to third parties except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote or (3) to facilitate a successful proxy solicitation by our Board of Directors. Occasionally, shareholders provide written comments on their Proxy Card, which are then forwarded to SonicWALL’s management.

Q:	Who will bear the cost of soliciting votes for the annual meeting?

A:	SonicWALL will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by SonicWALL’s directors, officers, and employees, who will not receive any additional compensation for such solicitation activities. SonicWALL may retain the services of a third party firm to aid in the solicitation of proxies. In addition, SonicWALL may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

Shareholder Proposals Sought To Be Included in our 2008 Proxy Materials

Our shareholders may submit proposals that they believe should be voted upon at our next year’s annual meeting or nominate persons for election to our Board of Directors. Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (“Rule 14a-8”), some shareholder proposals may be eligible for inclusion in our 2008 proxy statement and proxy. These types of shareholder proposals or nominations must be submitted in writing to the attention of the Secretary, SonicWALL, Inc., 1143 Borregas Avenue, Sunnyvale, California 94089, no later than January 4, 2008, which is 120 calendar days prior to the one-year anniversary of the mailing date of this Proxy Statement. Shareholders interested in submitting a proposal or nomination are advised to contact knowledgeable legal counsel with regard to the detailed requirements of applicable securities laws. The timely submission of a shareholder proposal or nomination does not guarantee that it will be included in our 2008 proxy statement.

Shareholder Proposals Not Eligible or Intended To Be Included in our 2008 Proxy Materials

Alternatively, under our Bylaws, our shareholders may submit proposals or nominations that they believe should be voted upon at our 2008 annual meeting, but do not seek to include in our 2008 proxy statement pursuant to Rule 14a-8. Any such shareholder proposals or nominations may be timely submitted in writing to the Secretary, SonicWALL, Inc., 1143 Borregas Avenue, Sunnyvale, California 94089, for the 2008 annual meeting of shareholders. To be timely, any such shareholder proposals or nominations must be received by the Secretary not later than 60 days prior to our 2008 annual meeting; provided, however, that in the event less than 70 days’ notice or prior public disclosure of the date of the 2008 annual meeting is given or made to shareholders, notice by such shareholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. For example, if we provide notice of our 2008 annual meeting on April 7, 2008, for a 2008 annual meeting on June 9, 2008, any such proposal or nomination will be considered untimely if submitted to us after April 17, 2008. For purposes of the above, “public disclosure” means disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service, or in a document publicly filed by us with the Securities and Exchange Commission, or the SEC. As described in our Bylaws, the shareholder submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the shareholder’s ownership of our common stock. If a shareholder gives notice of such a proposal after the deadline computed in accordance with our Bylaws, or the Bylaw Deadline, the shareholder will not be permitted to present the proposal to the shareholders for a vote at the 2008 annual meeting.

The rules of the SEC establish a different deadline for submission of shareholder proposals that are not intended to be included in our proxy statement with respect to discretionary voting, or the Discretionary Vote Deadline. The Discretionary Vote Deadline for the 2008 annual meeting is March 19, 2008, or the date which is 45 calendar days prior to the one-year anniversary of the mailing date of this Proxy Statement. If a shareholder gives notice of such a proposal after the Discretionary Vote Deadline, our proxy holders will be allowed to use their discretionary voting authority to vote against the shareholder proposal when and if the proposal is raised at the 2008 annual meeting.

Because the Bylaw Deadline is not capable of being determined until we publicly announce the date of our 2008 annual meeting, it is possible that the Bylaw Deadline may occur after the Discretionary Vote Deadline. In such a case, a proposal received after the Discretionary Vote Deadline but before the Bylaw Deadline would be eligible to be presented at the 2008 annual meeting, and we believe that our proxy holders at such meeting would be allowed to use the discretionary authority granted by the proxy to vote against the proposal at such meeting without including any disclosure of the proposal in the proxy statement relating to such meeting.

CORPORATE GOVERNANCE AND OTHER MATTERS

Corporate Governance

Corporate Governance Principles

On February 7, 2006 our Board of Directors adopted Corporate Governance Principles, which have been subsequently amended and restated effective as of February 6, 2007. Our Corporate Governance Principles, attached hereto as Appendix A, can also be viewed under the tab Company — Corporate Governance on our website at www.sonicwall.com. These Corporate Governance Principles provide, among other things, that:

•	Our Board of Directors has adopted a policy whereby any incumbent director nominee who receives a greater number of “withheld” votes for his or her election than votes “for” such election, shall tender his or her resignation for consideration by the Corporate Governance and Nominations Committee. The Corporate Governance and Nominations Committee shall recommend to our Board of Directors the action to be taken with respect to such offer of resignation.

•	If the Chairman of our Board of Directors is not an independent director, then one of the independent directors may be appointed by our Board of Directors to serve as “Lead Director.”

•	Our Board of Directors shall have four committees: Audit, Compensation, Strategic Planning and Corporate Governance and Nominations. Each of these committees shall consist solely of independent directors.

•	The age of 75 is an appropriate retirement age for outside directors.

•	Our Board of Directors shall have a policy of holding separate meeting times for independent directors at each regularly scheduled meeting of our Board of Directors.

•	Our Board of Directors shall have responsibility over such matters as recommending a slate of directors for election by our shareholders at each annual meeting, selecting our Chief Executive Officer, retaining counsel and expert advisors, and the consideration of questions of actual and potential conflicts of interest of members of our Board of Directors and corporate officers.

As the operation of our Board of Directors is a dynamic process, our Board of Directors regularly reviews changing legal and regulatory requirements, evolving best practices and other developments. Accordingly, our Board of Directors may modify the Corporate Governance Principles from time to time, as it deems appropriate.

Consideration of Shareholder Recommendations and Nominations of Board Members

It is the policy of the Corporate Governance and Nominations Committee to consider both recommendations and nominations from shareholders for candidates to our Board of Directors.

A shareholder who desires to recommend a candidate for election to our Board of Directors shall direct the recommendation in writing to the Secretary, SonicWALL, Inc., 1143 Borregas Avenue, Sunnyvale, California 94089, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and our company within the last three years and evidence of the nominating person’s beneficial ownership of our stock and amount of stock holdings.

If, instead, a shareholder desires to nominate a person directly for election to our Board of Directors, the shareholder must follow the rules set forth by the SEC (see “Deadline for Receipt of Shareholder Proposals” above) and meet the deadlines and other requirements set forth in Section 2.14 of our Bylaws, including sending a notice to our company’s Secretary setting forth, (i) the name and address of the shareholder who intends to make the nominations or propose the business and, as the case may be, of the person or persons to be nominated or of the business to be proposed, (ii) a representation that the shareholder is a holder of record of our stock that intends to vote such stock at such meeting and, if applicable, intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (iii) if applicable, a description of all arrangements or understandings between the shareholder and each nominee or any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder, and (iv) if applicable, the consent of each nominee as a director of our company if so elected.

Identifying and Evaluating Nominees for our Board of Directors

The Corporate Governance and Nominations Committee uses a variety of methods for evaluating and identifying nominees for director, including the following:

•	The committee regularly reviews the current composition and size of our Board of Directors, and in the event that vacancies are anticipated, or otherwise arise, the committee will consider various potential candidates for director.

•	The committee reviews the qualifications of any candidates who have been properly recommended or nominated by a shareholder, as well as those candidates who have been identified by management, individual members of our Board of Directors or, if the committee determines, a search firm. Such review may, in the committee’s discretion, include a review solely of information provided to the committee or may also include discussions with persons familiar with the candidate, an interview with the candidate or other actions that the committee deems proper.

•	The committee evaluates the performance of our Board of Directors as a whole and evaluates the performance and qualifications of individual members of our Board of Directors eligible for re-election at the annual meeting of shareholders.

•	The committee considers the suitability of each candidate, including the current members of our Board of Directors, in light of the current size and composition of our Board of Directors. In evaluating the qualifications of the candidates, the committee considers many factors, including, issues of character, judgment, independence, age, expertise, diversity of experience, length of service, other commitments and the like. The committee evaluates such factors, among others, and does not assign any particular weighting or priority to any of these factors. The committee considers each individual candidate in the context of the current perceived needs of our Board of Directors as a whole. While the committee has not established specific minimum qualifications for director candidates, the committee believes that candidates and nominees must reflect a board of directors that is comprised of directors who (i) are predominantly independent, (ii) are of high integrity, (iii) have qualifications that will increase overall effectiveness of our Board of Directors and (iv) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.

•	In evaluating and identifying candidates, the committee has the authority to retain and terminate any third party search firm that is used to identify director candidates, and has the authority to approve the fees and retention terms of any search firm.

•	After such review and consideration, the committee recommends that our Board of Directors nominate the slate of director nominees, either at a meeting of our Board of Directors at which a quorum is present or by unanimous written consent of our Board of Directors.

•	The committee endeavors to notify, or cause to be notified, in a timely manner all director candidates of its decision as to whether to nominate such individual for election to our Board of Directors.

In 2006, the committee did not engage a professional search firm to assist in the identification or evaluation of potential nominees for our Board of Directors

Standards of Business Conduct: Code of Ethics for Senior Executive and Financial Officers and Code of Conduct

On April 24, 2004, we adopted both a Code of Conduct that applies to all directors and employees of SonicWALL and a Code Ethics for Principal Executive and Senior Financial Officers. Both the Code of Conduct

and Code of Ethics can be viewed on our website at www.sonicwall.com under the tab Company — Corporate Governance. We will post any amendments to, or waivers from, our Code of Conduct and our Code of Ethics at that location on our website.

Shareholder Communications

As a shareholder of SonicWALL, Inc., you may contact any of our directors by writing to them by mail c/o SonicWALL, Inc., 1143 Borregas Avenue, Sunnyvale, California 94089.

Any shareholder communications directed to our Board of Directors (other than concerns regarding questionable accounting or auditing matters directed to the Audit Committee) will first go to the General Counsel, who will log the date of receipt of the communication as well as (for non-confidential communications) the identity of the correspondent in our shareholder communications log.

The General Counsel will forward all such original shareholder communications to our Board of Directors for review.

Meetings and Attendance of our Board of Directors and Committees of our Board of Directors

Attendance of Directors at 2006 Annual Meeting of Shareholders

It is the policy of our Board of Directors to encourage board members to attend the annual meeting of shareholders. All but one of our directors attended, either in person or by conference call, the last annual meeting of shareholders, which was held on June 9, 2006.

Attendance at Board of Directors and Committee Meetings

During the fiscal year ended December 31, 2006, our Board of Directors met seven (7) times, including one (1) meeting by telephone conference, and acted by written consent in lieu of a meeting on two (2) occasions. Each director attended at least 75% of the sum of all Board of Directors meetings and all committee meetings of our Board of Directors on which such director served.

Committees of our Board of Directors

Our Board of Directors currently has a standing Audit Committee, Compensation Committee, Corporate Governance and Nominations Committee and Strategic Planning Committee. Each of the committees operates under a written charter adopted by our Board of Directors. Charters for the Audit Committee, Compensation Committee, and Corporate Governance and Nominations Committee can be viewed on our website at www.sonicwall.com under the tab Company — Corporate Governance. The Compensation Committee, Audit Committee, Corporate Governance and Nominations Committee and Strategic Planning Committee are each described as follows:

Compensation Committee

In 2006 the Compensation Committee of our Board of Directors consisted of directors David W. Garrison (chair), Keyur A. Patel and John C. Shoemaker. The Compensation Committee met fourteen (14) times during fiscal year 2006, acted by written consent in lieu of meeting on nine (9) occasions, including seven (7) times for the approval of stock option grants to new employees, one (1) time for the approval of a stock option grant upon the promotion of an existing employee, and one (1) time for the approval of a stock option grant to our Chief Executive Officer. During fiscal year 2006, the Compensation Committee met in executive session, outside the presence of management, on five (5) occasions. The Compensation Committee, among other things, reviews and approves the compensation and benefits for our executive officers and grants stock options under our stock option plans and makes recommendations to our Board of Directors regarding these matters. The Compensation Committee of our Board of Directors currently consists of directors David W. Garrison (chair), Keyur A. Patel and John C. Shoemaker.

The purposes of the Compensation Committee are, among other things, to:

•	oversee our company’s compensation philosophy and practices;

•	ensure a direct relationship between pay levels, corporate performance and return to our shareholders;

•	recommend and approve the compensation for our Chief Executive Officer and other executive officers;

•	oversee and review significant employee benefit programs, compensation, equity plans and development programs; and

•	produce an annual report on executive compensation for inclusion in our proxy statement.

Audit Committee

In 2006 the Audit Committee of our Board of Directors consisted of directors Edward F. Thompson (chair), Charles Berger, David W. Garrison, Charles D. Kissner, who joined the committee in June 2006, and John C. Shoemaker. The Audit Committee met seven (7) times during fiscal year 2006. During fiscal year 2006, the Audit Committee met in executive session, outside the presence of management, on five (5) occasions. The Audit Committee operates under a written charter that was approved by our Board of Directors on April 6, 2004 and which can be viewed at our website at www.sonicwall.com under the tab Company — Corporate Governance. The Audit Committee of our Board of Directors currently consists of directors Edward F. Thompson (chair), Charles Berger, David W. Garrison, Charles D. Kissner and John C. Shoemaker, each of whom is independent within the meaning of Rule 4200(a)(15) of the listing standards of the Marketplace Rules of the Nasdaq Stock Market. Our Board of Directors has determined that Edward F. Thompson and Charles Berger are each an “audit committee financial expert” as that term is defined in Item 401(h) of Regulation S-K of the Securities Act of 1933, as amended.

The purposes of the Audit Committee are, among other things, to:

•	oversee our accounting and financial reporting processes and the internal and external audits of our financial statements;

•	assist our Board of Directors in the oversight and monitoring of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications, independence and performance and (4) our internal accounting and financial controls;

•	outline to our Board of Directors the results of its monitoring and recommendations derived therefrom;

•	prepare the report that the rules of the SEC require to be included in our annual proxy statement;

•	appoint our independent registered public accounting firm; and

•	provide to our Board of Directors such additional information and materials as it may deem necessary to make our Board of Directors aware of significant financial matters that require the attention of our Board of Directors.

The responsibilities of the Audit Committee include the continuous review of the adequacy of our system of internal controls; oversight of the work of our independent registered public accounting firm, including a post-audit review of the financial statements and audit findings; oversight of compliance with SEC requirements regarding audit related matters; review, in conjunction with counsel, any legal matters that could significantly impact our financial statements; and oversight and review of our information technology and management information systems policies and risk management policies, including our investment policies.

Corporate Governance and Nominations Committee

In 2006 the Corporate Governance and Nominations Committee of our Board of Directors consisted of directors Charles D. Kissner (Chair), Keyur A. Patel and John C. Shoemaker. In June 2006, Mr. Shoemaker, who was the chair of the Corporate Governance and Nominations Committee from July 2004 to June 2006, was elected as the Chair of the Board of Directors and Mr. Kissner assumed the chair of the Corporate Governance and Nominations Committee. The Corporate Governance and Nominations Committee met six (6) times during fiscal year 2006. The Corporate Governance and Nominations Committee met in executive session, outside the presence of management, on five (5) occasions. The Corporate Governance and Nominations Committee of our Board of Directors currently consists of directors Charles D. Kissner (Chair), Keyur A. Patel and John C. Shoemaker.

The purposes of the Corporate Governance and Nominations Committee, among other things, are to:

•	develop and recommend to our Board of Directors the governance principles applicable to our company;

•	evaluate the performance of our management, including conducting an annual review on succession planning for directors;

•	assist our Board of Directors by evaluating potential successor candidates for our Board of Directors;

•	oversee the performance evaluation of our Board of Directors, including conducting surveys of director observations, suggestions and preferences, as well as reviewing each director self-evaluation;

•	identify prospective director nominees (including nominees recommended by shareholders) and to recommend to our Board of Directors the director nominees for the next annual meeting of shareholders; and

•	recommend to our Board of Directors director nominees for each committee.

Strategic Planning Committee

The Strategic Planning Committee was established by our Board of Directors at its meeting on November 10, 2005. The purpose of the Strategic Planning Committee is to review and to recommend to our Board of Directors strategic transactions including, without limitation, merger, acquisition and investment transactions consistent with the strategic objectives of our company. The Strategic Planning Committee held three (3) meetings during 2006. There are four members of the Strategic Planning Committee: Matthew Medeiros, Cary H. Thompson (chair since June 2006), Charles Berger and John C. Shoemaker. Mr. Berger joined the committee in June 2006.

Director Independence

Our Board of Directors has determined that each of the current directors standing for election, except Matthew Medeiros, our President and Chief Executive Officer, has no material relationship with our company and is independent under the listing standards of the Marketplace Rules of the Nasdaq Stock Market and applicable SEC rules as currently in effect.

Our Board of Directors has also determined that all directors serving as members of our Audit Committee, Compensation Committee, and Corporate Governance and Nominations Committee are independent under the Nasdaq listing standards and the rules of the SEC. Additionally, our Board of Directors has determined that all members of the Compensation Committee meet the non-employee definition of Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the outside director definition of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Except for Matthew Medeiros, all members of the Strategic Planning Committee have also been determined by our Board of Directors to be independent under the applicable Nasdaq listing standards independence definition.

Director Compensation

We pay the following cash compensation, on a quarterly basis, to our non-employee directors for their services as directors and members of committees of our Board of Directors: (i) an annual payment of $25,000 for service as a non-employee director; (ii) an annual payment of $5,000 for service on the Audit Committee; (iii) an annual payment of $3,000 for service on each of the Compensation Committee, Corporate Governance and Nominations Committee and Strategic Planning Committee; (iv) an annual payment of $10,000 to the chair of our Board of Directors; (v) an additional annual payment of $3,000 to the chairperson of the Strategic Planning Committee of our Board of Directors; (vi) an additional annual payment of $5,000 to the chairpersons of the Compensation Committee and Corporate Governance and Nominations Committee of our Board of Directors; (vii) an additional annual payment of $8,000 to the chairperson of the Audit Committee of our Board of Directors; (viii) a payment of $1,000 per Board of Directors and committee meeting attended in person; and (vi) a payment of $500 per Board of Directors and committee meeting attended by telephone.

On July 23, 2002 our Board of Directors adopted the following policy with respect to stock option grants to our non-employee directors: (i) upon initial appointment as a director, each director will be granted an option to purchase 25,000 shares of our common stock, which option will vest monthly over four years; and (ii) each director will be granted an additional option to purchase 20,000 shares of our common stock annually on the date of our annual meeting of shareholders, which option will vest monthly over four years. On July 29, 2004, our Board of Directors approved the following changes to the policy regarding stock option grants to our non-employee directors: (1) all future option grants to provide for full vesting one year after the grant date and extension of the option exercise period after ceasing to be a non-employee director from 90 days to two years, and (2) all future option grants, as well as the modification of all options previously granted to current directors David W. Garrison, Charles D. Kissner, Cary H. Thompson and Edward F. Thompson, to provide for full acceleration of vesting of non-vested option shares if within the 12 month period following certain changes in control of our company, the director ceases serving as a member of our Board of Directors other than upon (i) voluntary resignation, (ii) death or disability or (iii) removal for cause. During 2006, directors Charles Berger, David W. Garrison, Charles D. Kissner, Keyur A. Patel, John C. Shoemaker, Cary H. Thompson and Edward F. Thompson were each granted a 20,000 share option at a per share exercise price of $8.65, the closing price of our common stock on the June 9, 2006 date of our annual meeting of shareholders.

Director Summary Compensation Table for Fiscal 2006

The table below summarizes the compensation paid by our company to non-employee directors for the fiscal year ended December 31, 2006.

DIRECTOR COMPENSATION TABLE

					Change in
					Pension
					Value and
	Fees				Nonqualified
	Earned or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name (a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

David W. Garrison	$69,375	$0	$140,752	$0	$10,808	$0	$220,935
Charles D. Kissner	63,427	0	135,488	0	0	0	198,915
Edward F. Thompson	59,188	0	144,557	0	0	0	203,745
John C. Shoemaker	90,467	0	74,458	0	0	0	164,925
Cary H. Thompson	47,097	0	135,488	0	0	0	182,585
Charles Berger	53,181	0	74,458	0	0	0	127,639
Keyur A. Patel	55,212	0	85,510	0	0	0	140,722

(1)	The amounts in column (b) report the amount of cash compensation earned in fiscal year 2006 for Board of Directors and committee services including annual board retainer, committee retainer fees, board chair fee, committee chair fees and meeting fees. With respect to Mr. Garrison, the amount in column (b) also includes participation in our company’s Non-Qualified Deferred Compensation Plan.

(2)	The amounts in column (d) represent the share based compensation expense recognized (disregarding an estimate of forfeitures) for the fiscal year ended December 31, 2006 for options granted to each non-employee director in fiscal year 2006, as well as prior fiscal years. The fair value was estimated using the Black-Scholes option pricing model in accordance with FAS 123R. On June 9, 2006, the date of our annual meeting of shareholders, each non-employee director received an option grant for 20,000 shares at a grant price of $8.65, the closing price of our common stock on that date. The FAS 123R grant date value of the options granted to each non-employee director on that date equals $53,745 using the Black-Scholes option pricing model. As of December 31, 2006, each non-employee director has the following number of options outstanding: Mr. Kissner 250,000; Mr. Cary Thompson 175,000; Mr. Garrison 105,000; Mr. Edward Thompson 105,000; Mr. Shoemaker 65,000; Mr. Berger 65,000; and Mr. Patel 45,000.

(3)	The amount in column (f) reflects earnings on directors’ fees deferred by Mr. Garrison pursuant to our company’s Non-Qualified Deferred Compensation Plan.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

The following eight persons have been nominated for election to our Board of Directors. Proxy holders will vote for the eight candidates listed below. Each director is elected annually by our shareholders and serves on our Board of Directors until the next annual meeting of shareholders or until his or her successor has been elected and qualified. All of the director nominees are incumbent directors. There are no family relationships among any of our directors or executive officers, including any of the nominees listed below. Unless otherwise instructed, the holders of proxies solicited by this Proxy Statement will vote the proxies received by them for the nominees listed below.

•	Charles Berger	•	David W. Garrison
•	Charles D. Kissner	•	Matthew Medeiros
•	Keyur A. Patel	•	John C. Shoemaker
•	Cary H. Thompson	•	Edward F. Thompson

Our Board of Directors currently consists of eight members. Our Bylaws provide that the number of directors of SonicWALL shall not be less than five nor more than nine, with the exact number of directors within that range set by our Board of Directors. The exact number of directors is currently set at eight.

If any nominee is unable or declines to serve as a director at the time of the annual meeting, the proxy holders will vote for a nominee designated by our current Board of Directors to fill the vacancy. At this time, we are not aware of any nominee who is unable or who will decline to serve as a director. If additional individuals are nominated for election as a director, the vote for the nominees will be determined by the proxy holders. Our Board of Directors recommends a vote “FOR” the election of each of the nominees listed above.

Officer and Director Information

The following table gives certain information as to each person nominated for election as a director and our executive officers as of March 31, 2007:

Name	Age	Position

John C. Shoemaker(1)(2)(3)(4)(5)	64	Chairman of the Board
Matthew Medeiros(4)	50	President and Chief Executive Officer and Director
John D. DiLullo	40	Vice President of Worldwide Sales
Frederick M. Gonzalez	57	Vice President, General Counsel and Corporate Secretary
Robert B. Knauff	45	Vice President, Finance, Corporate Controller and Chief Accounting Officer
Robert D. Selvi	50	Chief Financial Officer
Charles Berger(1)(4)	53	Director
David W. Garrison(1)(2)	51	Director
Charles D. Kissner(1)(3)(5)	59	Director
Keyur A. Patel(2)(3)	41	Director
Cary H. Thompson(4)	50	Director
Edward F. Thompson(1)	68	Director

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Corporate Governance and Nominations Committee.

(4)	Member of the Strategic Planning Committee.

(5)	Mr. Shoemaker replaced Mr. Kissner as Chairman of our Board of Directors in June 2006.

Director Nominees

Charles Berger has been a director of our company since December 2004. In April 2006, Mr. Berger was appointed president and chief executive officer of DVDPlay, a privately held early stage company in the business of design, manufacture and operation of DVD rental kiosks. He has held the position of chairman of the board of DVDPlay since 2001. Mr. Berger was president and chief executive officer of Nuance Communications, Inc., a leader in the voice automation market, from March 2003 until its acquisition by ScanSoft in September 2005. Prior to his tenure at Nuance, Mr. Berger was president and chief executive officer of Vicinity, Inc., a leading provider of locations-based technology and solutions, from December 2001 through 2002. He has also held the position of chief executive officer at AdForce from July 1997 through June 2001 and prior to that was chief executive officer at Radius, Inc. With more than 25 years experience in high technology, Mr. Berger has also held senior executive and financial roles at a range of market-leading companies including Sun Microsystems, Apple Computer, and Rolm. He also serves on the Advisory Board of Santa Clara University’s Leavey School of Business. Mr. Berger holds a Bachelors of Science degree in Business Administration from Bucknell University, where he is on the Board of Trustees, and a Masters Degree in Business Administration from Santa Clara University. Mr. Berger also serves on the board of directors of Nuance Communications, Inc. and Tier Technologies, Inc.

David W. Garrison has served as a director of our company since January 2003. He is currently president and chief executive officer of iBahn (formerly STSN), a provider of broadband services for hotels, and has served in such position since October 2002. From 2000 to 2001, Mr. Garrison was chairman and chief executive officer of Verestar, a satellite services company, where he also served on the board of Verestar’s parent company, American Tower. From 1995 to 1998, Mr. Garrison was chairman and chief executive officer of Netcom, a pioneer Internet service provider. Mr. Garrison has served as independent director on more than a half dozen boards of private and public companies. Mr. Garrison holds a Bachelor of Science degree from Syracuse University and a Master of Business Administration degree from Harvard University.

Charles D. Kissner has served as a director of our company since July 2000 and as Chairman of our Board of Directors from March 2003 until June 2006. He is currently chairman of the board and chief executive officer of Harris Stratex Networks, Inc., a global provider of wireless transmission solutions, formed by the merger of Stratex Networks with the microwave division of the Harris Corporation. From July 1995 through January 2007, Mr. Kissner held executive positions at Stratex Networks, where he had served as chairman of the board since 1997 and as chief executive officer from 1995 to 2000 and from 2001 to January 2007. Previously, Mr. Kissner was vice president/general manager of M/A-Com, Inc., a manufacturer of radio and microwave communication products, and president, chief executive officer and a director of Aristacom International, Inc., a communications software company. He was the executive vice president of Fujitsu Network Switching, Inc. and held several key positions at Lucent Technologies. Mr. Kissner serves on the Advisory Board of Santa Clara University’s Leavey School of Business. Mr. Kissner holds a Bachelor of Science degree from California State Polytechnic University and a Master of Business Administration degree from Santa Clara University. Mr. Kissner is also a member of the board of directors of ShoreTel, Inc.

Matthew Medeiros was named our President and Chief Executive Officer and appointed to our Board of Directors in March 2003. Prior to joining SonicWALL, Mr. Medeiros had served since 1998 as president and chief executive officer of Philips Components. As the chief architect of the liquid crystal display (LCD) joint venture between Philips Electronics and LG Electronics, Mr. Medeiros established Philips as a leader in flat displays. Before Philips, Mr. Medeiros was vice president and general manager for the Optical Polymers Group, and vice president of business development for the Electronic Materials division of AlliedSignal. Mr. Medeiros also has extensive background in PC manufacturing, operations and materials management following executive positions at Radius, NeXT Computer and Apple Computer. Mr. Medeiros graduated from the University of San Francisco with a bachelor’s degree in business administration in management science. Mr. Medeiros is a member of the board of directors of BRE Properties, Inc.

Keyur A. Patel has served as a director of our company since October 2005. From June 2003 to March 2005, he served as executive vice president, business development / corporate strategy and global head of consumer electronics and digital entertainment for Maxtor Corporation, one of the world’s leading suppliers of hard disk drives for desktop, enterprise and consumer electronics applications. From April 2002 to March 2003, Mr. Patel served as senior vice president strategy, marketing and technology at Inktomi Corporation, a provider of World Wide Web search services for Internet portal and search destination sites prior to its acquisition by Yahoo! Inc. in March 2003. In April 2000, he founded wireless firm Brience, Inc., where he served as vice chairman and executive vice president, strategy and marketing until June 2002. Over the prior ten years, Mr. Patel held various executive positions, including chief strategy officer and member of the executive board and managing partner for e-business worldwide for KPMG Consulting Worldwide, managing director and chief architect at Price Waterhouse, co-founder, chairman and chief executive officer of Webvibe, Inc. and co-founder and chief technology architect of PSI Ltd. Mr. Patel holds a Bachelor of Science degree in electronics and telecommunications from Gujarat University in Ahmedabad, India and a Master of Science degree in computer engineering from the Michigan Technological University.

John C. Shoemaker has served as a director of our company since August 2004. Mr. Shoemaker has three decades of high-technology experience. Beginning in 1990 and continuing through June 2004, Mr. Shoemaker held various executive management positions at Sun Microsystems, including executive vice president, worldwide operations organizations, and executive vice president and general manager for its Computer Systems Division. Previously, Mr. Shoemaker served in a number of senior executive positions with the Xerox Corporation. Mr. Shoemaker received a bachelor’s degree from Hanover College, where he is currently on the Board of Trustees. He also holds a Master of Business Administration degree from Indiana University where he is a member of the School of Business Dean’s Advisory Council and CIO Advisory Council. He has also completed Ph.D. coursework at the Indiana University School of Government and has served on the boards of various private and not-for-profit entities. Mr. Shoemaker is a member of the board of directors of Altera Inc.

Cary H. Thompson has served as a director of our company since January 2001. Mr. Thompson has served as senior managing director for Bear, Stearns & Co., Inc. since 1999 and is the head of Corporate Finance for Bear, Stearns’ Los Angeles office. Mr. Thompson joined Bear Stearns from Aames Financial Corporation where he served as chief executive officer from June 1996 to June 1999. Mr. Thompson received a Bachelor of Arts degree from the University of California, Berkeley, and a Juris Doctorate from the University of Southern California Law School. Mr. Thompson serves on the board of directors of Fidelity National Financial, Inc. and Fidelity National Information Systems, Inc.

Edward F. Thompson has been a director of our company since December 2003. Prior to joining our Board of Directors, Mr. Thompson was a consultant to the Audit Committee of our Board of Directors beginning in June 2003. Mr. Thompson has served as a senior advisor to Fujitsu Limited and as a director of several Fujitsu subsidiaries or portfolio companies since 1995. From 1976 to 1994, Mr. Thompson served in a series of management positions with Amdahl Corporation including, from August 1983 to June 1994, chief financial officer and secretary of Amdahl and from October 1985 to June 1994, chief executive officer of Amdahl Capital Corporation. Mr. Thompson holds a Master of Business Administration degree in operations research from Santa Clara University and a Bachelor of Science degree in aeronautical engineering from the University of Illinois. He is also a member of the Advisory Board of Santa Clara University’s Leavey School of Business. Mr. Thompson is a member of the board of directors of Harris Stratex Networks, Inc. and ShoreTel, Inc.

Executive Officers

John D. DiLullo was named our Vice President of Worldwide Sales in December 2005. From August 1998 until December 2005, Mr. DiLullo held various management roles at Cisco Systems, Inc., most recently serving as vice president channels worldwide distribution. Prior to joining Cisco Systems, Mr. DiLullo held various management, engineering and sales positions with Lucent Technologies — Octel, General Electric Company, Isoetec and SRX. Mr. DiLullo is a named inventor on two United States Patents based on his engineering work in signal processing. Mr. DiLullo received a Bachelor of Science degree in electrical engineering from Villanova University. He has also received a post-graduate research fellowship at Stanford University.

Frederick M. Gonzalez was named Vice President and General Counsel in January 2004 and was elected Corporate Secretary in March 2004. From August 2002 until July 2003, Mr. Gonzalez was vice president and general counsel for Extreme Network, Inc. and from May 2000 until August 2002, he was vice president and general counsel for Polycom, Inc. Prior to Polycom, Mr. Gonzalez served in various positions within the corporate legal department at Amdahl Corporation, including associate general counsel from 1994 until May 2000. Mr. Gonzalez received a Bachelor of Science degree in Chemistry, a Master of Business Administration degree and a Juris Doctor degree (summa cum laude) from Santa Clara University. He currently serves on the Board of Visitors of the Santa Clara University School of Law and on the Board of Directors of the Silicon Valley Law Foundation. He is a member of the bar in the State and Federal Courts in California and the United States Supreme Court.

Robert B. Knauff was named our Vice President, Finance, Controller and Chief Accounting Officer in November 2003. From September 1997 until November 2003, Mr. Knauff held various management roles at Rational Software Corporation, including corporate controller. Beginning in February 2003, Mr. Knauff led the financial integration of Rational Software into IBM. Prior to joining Rational Software, Mr. Knauff held various financial management and controller positions in the high technology industry. Mr. Knauff received a Bachelor of Arts degree in business economics from the University of California, Santa Barbara, and is a Certified Public Accountant in the State of California.

Robert D. Selvi was named our Vice President and Chief Financial Officer in January 2005. Mr. Selvi has 25 years of experience in senior financial management roles at leading technology companies. From 1992 to 1995, Mr. Selvi held the position of chief financial officer at Claris Corporation. He was also chief financial officer at Cooper & Chyan Technology from 1995 to 1997 and Artisan Components from 1997 to 1999. Most recently, Mr. Selvi served as chief financial officer of Kontiki, a private enterprise software company, from 2001 to 2004. Mr. Selvi currently serves on the board of directors of eSilicon Corporation, Sunnyvale, California, and on the Advisory Board of Santa Clara University’s Leavey School of Business. He holds a Bachelor of Science degree in Commerce and a Master of Business Administration degree, each from Santa Clara University.

Vote Required

The affirmative vote of a plurality of votes cast at the annual meeting is required for the election of directors. A properly executed proxy marked “withhold authority” with respect to one of more directors will not be voted with respect to the director or directors indicated. Under our Corporate Governance Principles, if the number of “withhold” votes exceeds the number of votes “for” a director, that director will be elected but is required to promptly submit a letter of resignation to the Chairman of our Board of Directors for consideration by the Corporate Governance and Nominations Committee. The Corporate Governance and Nominations Committee would then recommend to our Board of Directors the action to be taken with respect to such resignation and our Board of Directors is required to act within ninety (90) days following the certification of the shareholder vote with respect to the resignation. Abstentions and broker non-votes have no legal effect on the election of directors due to the fact that such elections are by a plurality.

Board Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSED SLATE OF DIRECTORS.

PROPOSAL TWO

APPROVAL OF OUR PERFORMANCE BONUS PLAN

Our Compensation Committee unanimously approved the Performance Bonus Plan (the “Bonus Plan”) and directed that the Bonus Plan be submitted to shareholders at the annual meeting. A copy of the Bonus Plan is attached as Appendix B. If approved by our shareholders, the plan will be effective for our company’s fiscal year commencing in 2008.

The purpose of the Bonus Plan is to motivate certain executives to achieve corporate or business unit performance objectives and to reward them when those objectives are satisfied.

Description of the Performance Bonus Plan

Eligibility.  Participants in the Bonus Plan are executive officers and other key employees who are chosen solely at the discretion of the Compensation Committee. Our Chief Executive Officer, all executive officers and all other vice presidents are eligible to be considered for participation in the Bonus Plan. Because our executive officers are eligible to receive awards under the Bonus Plan, our executive officers have an interest in this proposal. No person is automatically entitled to participate in the Bonus Plan in any Bonus Plan year. SonicWALL may also pay discretionary bonuses, or other types of compensation, outside of the Bonus Plan.

Purpose.  The purpose of the Bonus Plan is to motivate the participants to achieve our corporate and business unit performance objectives and to reward them when those objectives are satisfied. If certain requirements are satisfied, bonuses issued under the Bonus Plan may qualify as deductible “performance-based compensation” within the meaning of Section 162(m) of the Code.

Administration.  The Bonus Plan will be administered by the Compensation Committee, consisting of no fewer than two members of our Board of Directors.

Determination of Awards.  Under the Bonus Plan, participants will be eligible to receive awards based upon the attainment and certification of certain performance criteria established by the Compensation Committee. The performance criteria the Compensation Committee may choose from may include one or more of the following (with respect to earnings per share and operating income only, excluding, at the Compensation Committee’s discretion, amortization of purchased intangible assets and/or share based compensation expense associated with the expensing of stock options in accordance with FAS 123R and/or such other items as determined by the Compensation Committee in its discretion):

•	annual revenue,

•	cash position,

•	earnings per share,

•	net income,

•	operating cash flow,

•	operating income,

•	return on assets,

•	return on equity,

•	return on sales, or

•	total shareholder return.

The performance criteria may differ for each participant and may differ from year to year. Performance criteria may apply to SonicWALL, Inc. or to one of our business units, except with respect to cash position, return on equity, net income or total shareholder return, which shall only apply to SonicWALL, Inc.

Our Compensation Committee shall appropriately adjust any evaluation of performance under a performance criteria to exclude (i) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial conditions and results of operations appearing in our annual report to shareholders for the applicable year, or (ii) the effect of any changes in accounting principles affecting our company’s or a business units’ reported results.

Our Compensation Committee retains the discretion to reduce or eliminate any award that would otherwise be payable pursuant to the Bonus Plan.

Payment of Awards.  All awards will be paid in cash as soon as is practicable following determination of the award, unless our company establishes a plan to permit deferral of bonus amounts, in which case awards will be paid pursuant to the timing requirements of that plan and applicable law. The Compensation Committee may also defer the payment of awards in its discretion, as necessary or desirable to preserve the deductibility of such awards under Code Section 162(m).

Maximum Award.  The amounts that will be paid pursuant to the Bonus Plan are not currently determinable. The maximum bonus payment that any participant may receive under the Bonus Plan in any of our fiscal years is $2,500,000.

Amendment and Termination.  The Compensation Committee may amend, suspend or terminate the Bonus Plan, in whole or in part, at any time, including the adoption of amendments deemed necessary or desirable to correct any defect or supply omitted data or reconcile any inconsistency in the Bonus Plan or in any award granted thereunder. The Compensation Committee may amend or modify the Bonus Plan in any respect, or terminate the Bonus Plan, without the consent of any affected participant. However, in no event may such amendment or modification result in an increase in the amount of compensation payable pursuant to any award.

Indemnification.  Our Board of Directors and Compensation Committee are generally indemnified by our company for any liability arising from claims relating to the Bonus Plan.

Federal Income Tax Consequences.  Under present federal income tax law, participants will recognize ordinary income equal to the amount of the award received in the year of receipt. That income will be subject to applicable income and employment tax withholding by our company. If and to the extent that the Bonus Plan payments satisfy the requirements of Section 162(m) of the Code and otherwise satisfy the requirements for deductibility under federal income tax law, we will receive a deduction for the amount constituting ordinary income to the participant.

Awards to be Granted to Certain Individuals and Groups.  Awards under the Bonus Plan are determined based on actual future performance, so future actual awards cannot now be determined.

Vote Required

If a quorum is present, the affirmative vote of a majority of the shares present or represented and entitled to vote at the annual meeting will be required to approve the Bonus Plan. Abstentions will have the effect of a vote “against” the approval of the Bonus Plan. Broker non-votes will have no effect on the outcome of the vote.

Board Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF PROPOSAL TWO.

PROPOSAL THREE

AMENDMENT TO ADD 1,500,000 SHARES
TO THE 1999 EMPLOYEE STOCK PURCHASE PLAN AND EXTEND ITS TERM

General

Our 1999 Employee Stock Purchase Plan (the “ESPP”) provides our employees the opportunity to purchase our common stock through accumulated payroll deductions. The ESPP was originally adopted by our Board of Directors in August 1999 and approved by our shareholders that same month. Unless terminated sooner, the ESPP will terminate automatically on the last day of July 2009 if this Proposal is not approved. In December 2000, our Board of Directors recommended to our shareholders, and our shareholders approved, an increase in the number of shares authorized for issuance under the ESPP by 200,000 shares, bringing the total shares reserved for issuance under the ESPP to 700,000 shares. In October 2002, our Board of Directors recommended to our shareholders, and in December 2002, our shareholders approved, an increase the number of shares authorized for issuance under the ESPP by 325,000 shares, bringing the total shares reserved for issuance under the ESPP to 1,025,000 shares. In September 2003, our Board of Directors recommended to our shareholders, and in November 2003, our shareholders approved, an increase in the number of shares authorized for issuance under the ESPP by 1,500,000 shares, which brings the current total shares reserved for issuance under the ESPP to 2,525,000 shares.

This Proposal Three seeks shareholder approval of the amendment to the ESPP in order to increase the number of shares reserved for issuance thereunder by 1,500,000 shares and to extend the term to July 31, 2017. As of March 31, 2007, there were 360,824 shares available for future issuance under the ESPP (before giving effect to the proposed share increase.)

We believe that the ESPP plays a key role in our ability to recruit, reward and retain employees. Companies like SonicWALL have historically used stock purchase plans as an important part of recruitment and retention packages. We compete directly with other companies for experienced personnel and believe that we must be able to offer comparable packages to attract the caliber of individuals necessary to our business.

Summary of the ESPP

Purpose of the ESPP

The purpose of the ESPP is to provide our non-officer employees with an opportunity to purchase our common stock through accumulated payroll deductions.

Administration

The ESPP is administered by our Board of Directors or a committee appointed by our Board of Directors. All questions of interpretation or application of the ESPP are determined by our Board of Directors or its committee, whose decisions are final and binding upon all participants. No charges for administrative or other costs may be made against the payroll deductions of a participant in the ESPP. Members of our Board of Directors receive no additional compensation for their services in connection with the administration of the ESPP.

Eligibility

Any person who is customarily employed by us on the offering date, for at least 20 hours per week and more than five months in any calendar year, is eligible to participate in the ESPP. However, Section 16 and all vice-president-level and above officers of SonicWALL who are also “highly compensated” under Code Section 414(q) are not eligible to participate in the ESPP, nor are members of our Board of Directors. Eligible employees become participants in the ESPP by delivering to us a subscription agreement authorizing payroll deductions prior to the applicable enrollment date. An employee who becomes eligible to participate in the ESPP after the commencement of an offering period may not participate in the plan until the commencement of the next offering period.

As of March 31, 2007, approximately 441 employees were eligible to participate in the ESPP.

Offering Periods

The ESPP is generally implemented during overlapping offering periods of 12 months beginning every six months during the term of the ESPP, commencing February 1st and August 1st of each year. Our Board of Directors may alter the duration of the offering periods without shareholder approval if such change is announced five days prior to the scheduled beginning of the first offering period to be affected.

Purchase Price

Generally, the purchase price per share at which shares are sold under the ESPP is the lower of (i) 85% of the fair market value of a share of our common stock on the first day of each offering period or (ii) 85% of the fair market value of a share of our common stock on the last day of each six month purchase period during the offering period (the “Exercise Date”). The fair market value of a share of our common stock on a given date is generally the closing sales price as reported on the Nasdaq Stock Market for such date. On April 2, 2007, the first trading date after March 31, 2007, the closing selling price per share of our common stock as reported on the Nasdaq Stock Market was $8.16.

Payment of Purchase Price; Payroll Deductions

The purchase price of the shares is accumulated by payroll deductions during the offering period. The deductions may not exceed 15% of a participant’s eligible compensation, which generally includes regular salary or wages received by an employee from SonicWALL or any designated subsidiary, including bonuses, commissions, incentive compensation, overtime and shift differentials, but excluding relocation, expense reimbursements, tuition or other reimbursements and income realized as a result of participation in any stock option, stock purchase, or similar plan of our company and any designated subsidiary. A participant may discontinue his or her participation in the ESPP or may increase or decrease the rate of payroll deductions during each six-month purchase period. Payroll deductions shall commence on the first payroll following the offering date, and shall continue at the same rate until the end of the offering period unless sooner terminated as provided in the ESPP.

All payroll deductions are credited to the participant’s account under the ESPP and are deposited with the general funds of SonicWALL. All payroll deductions received or held by us may be used for any corporate purpose.

Purchase of Stock; Exercise of Option

By executing a subscription agreement to participate in the ESPP, each employee is in effect granted an option to purchase shares of our common stock on each Exercise Date during the offering period. The maximum number of shares placed under option to a participant in an offering period is that number determined by dividing the amount of the participant’s total payroll deductions accumulated prior to such Exercise Date (not to exceed an amount equal to 15% of the participant’s eligible compensation which he or she receives on each pay day during the offering period) by the applicable purchase price, and subject to the further limitation that the maximum number of shares an employee may purchase during each purchase period shall be 1,000 shares, subject to adjustment under certain circumstances as provided in the ESPP. Unless a participant withdraws from the ESPP, such participant’s option for the purchase of shares will be exercised automatically on the Exercise Date for the maximum number of shares at the applicable price.

Notwithstanding the foregoing, no employee will be permitted to subscribe for shares under the ESPP if, immediately after the grant of the option, the employee would own stock possessing 5% or more of the total combined voting power or value of all classes of stock of our company or of a parent or of any of our subsidiaries (including stock which may be purchased under the ESPP), nor shall any employee be granted an option that would permit the employee to buy pursuant to the ESPP more than $25,000 worth of stock in any calendar year.

Withdrawal

A participant may withdraw all, but not less than all, the payroll deductions credited to his or her account at any time by giving written notice to SonicWALL. Any such withdrawal by the participant of payroll deductions for a given offering period automatically terminates the participant’s interest in that offering period. A participant’s withdrawal from an offering will not have any effect upon his or her eligibility to participate in a succeeding offering.

If the fair market value of the shares on any purchase date is less than the fair market value of the shares on the first day of the offering period, then every participant shall automatically be withdrawn and re-enrolled in the next offering period.

Termination of Employee

Termination of a participant’s employment or eligibility for any reason, including retirement or death, cancels his or her participation in the ESPP immediately. In such event, the payroll deductions credited to the participant’s account will be returned to such participant or, in the case of death, to the person or persons entitled thereto as specified by the employee in the subscription agreement.

Capital Changes

In the event any change is made in our capitalization, such as a stock split or stock dividend, which results in an increase or decrease in the number of outstanding shares of our common stock without receipt of consideration, appropriate adjustments will be made by our Board of Directors in the shares subject to purchase under the ESPP and in the purchase price per share, subject to any required action by our shareholders.

Merger or Asset Sale

In the event we are acquired in a merger, consolidation or other recapitalization, or in the event we sell all or substantially all of our assets, then each outstanding option under the ESPP shall be assumed or substituted by the acquirer. If the acquirer refuses to assume or substitute outstanding ESPP options, then outstanding ESPP offerings shall be shortened and will terminate on a new purchase date on or prior to the consummation of the transaction. In such event, our Board of Directors will notify each participant in writing, at least ten (10) days prior to the new purchase date, of the new purchase date and that their option will be automatically exercised on the new purchase date.

Nonassignability

No rights or accumulated payroll deductions of a participant under the ESPP may be pledged, assigned or transferred (other than by will or the laws of descent and distribution) and any such attempt may be treated by us as an election to withdraw from the ESPP.

Amendment and Termination of the ESPP

Our Board of Directors may at any time, with limited exceptions, amend or terminate the ESPP, except that such termination shall not affect options previously granted nor may any amendment make any change in an option granted prior thereto which adversely affects the rights of any participant. No amendment may be made to the ESPP without prior approval of our shareholders if such amendment would constitute an amendment for which shareholder approval is required under the federal securities laws or the Code. If this Proposal Three is approved by our shareholders, the ESPP will terminate on the last day in July, 2017.

Purchases Under the ESPP

As of March 31, 2007, a total of 2,164,176 shares of our common stock have been issued pursuant to the ESPP, and 360,824 shares remained available for issuance (before giving effect to the 1,500,000 share increase being presented to our shareholders pursuant to this Proposal Three for approval at the annual meeting).

Certain Federal Income Tax Information

The following is a brief summary of the effect of federal income taxation upon the participant and our company with respect to the shares purchased under the ESPP. This summary does not purport to be complete and it does not discuss the tax consequences of the participant’s death or the income tax laws of any municipality, state or foreign country in which the participant may reside.

The ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, it is intended that no income will be taxable to a participant until the shares purchased under the ESPP are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax in an amount that depends upon the holding period. If the shares are sold or otherwise disposed of more than two years from the first day of the applicable offering period and one year from the applicable date of purchase, the participant will generally recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price or (b) an amount equal to 15% of the fair market value of the shares as of the first day of the applicable offering period. Any additional gain will generally be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period. We are not generally entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.

Vote Required

If a quorum is present, the affirmative vote of a majority of the shares present or represented and entitled to vote at the annual meeting will be required to approve the amendment to the ESPP. Abstentions will have the effect of a vote “against” the amendment to the ESPP. Broker non-votes will have no effect on the outcome of the vote.

Board Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF PROPOSAL THREE.

PROPOSAL FOUR

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

Our Board of Directors has selected Armanino McKenna LLP as our independent auditors for the fiscal year ending December 31, 2007 and has further directed that management submit the selection of auditors for ratification by our shareholders at the 2007 Annual Meeting. Before making the selection, the Audit Committee carefully considered the qualifications of Armanino McKenna LLP as independent auditors. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established, and any issues raised by the most recent quality control review of the firm, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee’s review also included matters required to be considered under the SEC’s Rules on Auditor Independence, including the nature and extent of non-audit services. The Audit Committee expressed its satisfaction with Armanino McKenna LLP in all of these respects. In connection with the audit of our 2007 financial statements, we entered into an engagement agreement with Armanino McKenna LLP, dated April 11, 2007, which set forth the terms by which Armanino McKenna LLP would perform audit services for our company. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages. Representatives of Armanino McKenna LLP are expected to be present at the annual meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

PricewaterhouseCoopers LLP audited our financial statements from the time of our initial public offering in 1999 to May 2005. On May 19, 2005, PricewaterhouseCoopers LLP advised us that it was resigning as our independent registered public accounting firm effective as of that date.

The report of PricewaterhouseCoopers LLP on our company’s financial statements for the fiscal year ended December 31, 2004 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principle, except as set forth below.

In connection with its audits for each of the most recent fiscal year and through May 19, 2005, there were no disagreements with PricewaterhouseCoopers LLP of any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused PricewaterhouseCoopers LLP to make reference thereto in their report on the financial statements for such years, other than as follows: In connection with PricewaterhouseCoopers LLP’s review of our quarter ended June 30, 2004, there was a disagreement with respect to the calculation of sales returns reserves associated with our company’s sales to distributors in EMEA and a sale to a distributor in Japan for which adequate evidence of an arrangement had not been obtained. The disagreement was resolved by our recording an adjustment to the sales returns reserves and deferring the revenue on the sale to the distributor in our quarter ended June 30, 2004. This disagreement was reported to the Audit Committee. Our company authorized PricewaterhouseCoopers LLP to respond fully to the inquiries of Armanino McKenna LLP concerning the subject matter of the disagreement.

On July 1, 2005, the Audit Committee appointed Armanino McKenna LLP as the independent auditors for our company.

Selection of our company’s independent auditors is not required by our Bylaws or otherwise to be submitted to a vote of the shareholders of our company for ratification. In addition, the Sarbanes-Oxley Act of 2002 requires the

Audit Committee of our Board of Directors to be directly responsible for the appointment, compensation and oversight of the audit work of our independent auditors. However, our Board of Directors is submitting the selection of Armanino McKenna LLP to our shareholders for ratification as a matter of good corporate practice. If our shareholders fail to ratify the selection, the Audit Committee will reconsider whether to retain Armanino McKenna LLP, and may retain that firm or another without re-submitting the matter to our shareholders. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of our company and our shareholders.

Audit and Non-Audit Fees

The following table sets forth fees for services PricewaterhouseCoopers LLP and Armanino McKenna LLP provided during fiscal years 2006 and 2005:

	2006	2005

Audit fees(1)	$913,405		$1,292,312
Audit-related fees	$—		$—
Tax fees	$—	$
All other fees	$—		$—

Total	$913,405		$1,292,312

(1)	Represents fees for professional services provided in connection with the audit of our annual financial statements and review of our quarterly financial statements, advice on accounting matters that arose during the audit and audit services provided in connection with other statutory or regulatory filings and the acquisition of MailFrontier, Inc. in February 2006. In 2005, the amount paid to PricewaterhouseCoopers LLP equaled $684,980 and the amount paid to Armanino McKenna LLP equaled $607,332.

In accordance with its charter, the Audit Committee approves in advance all audit and non-audit services to be provided by the independent accountants. During fiscal year 2006, all of the services provided by Armanino McKenna LLP were audit services and were pre-approved by the Audit Committee in accordance with this policy.

Vote Required

If a quorum is present, the affirmative vote of a majority of the shares present and entitled to vote at the annual meeting will be required to ratify the selection of Armanino McKenna LLP as our independent auditors. Abstentions will have the effect of a vote “against” the ratification of Armanino McKenna LLP as our independent auditors. Broker non-votes will have no effect on the outcome of the vote.

Board Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF PROPOSAL FOUR.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

To our knowledge, the following table sets forth certain information with respect to beneficial ownership of our common stock, as of March 31, 2007, for:

•	each person who we know beneficially owns more than 5% of our common stock;

•	each of our directors and director nominees;

•	each of our named executive officers; and

•	all of our current directors and executive officers as a group.

Unless otherwise indicated, each of the following shareholders can be reached at or care of our principal offices at 1143 Borregas Avenue, Sunnyvale, California 94089.

	Number of
	Shares of Common	Percentage of
	Stock Beneficially	Shares of Common
Name	Owned(1)	Stock Outstanding

5% Shareholders:
BlackRock, Inc.(2)	5,382,882	8.3%
Dimensional Fund Advisors LP(3)	4,841,146	7.5%
Goldman Sachs Asset Management, L.P.(4)	4,292,802	6.6%
Barclays Global Investors, NA(5)	4,172,760	6.5%

Directors and Executive Officers:
Matthew Medeiros(6)	2,627,499	3.9%
Charles D. Kissner(7)	221,666	*
Robert D. Selvi(8)	319,789	*
Cary H. Thompson(9)	146,666	*
Robert B. Knauff(10)	154,059	*
Frederick M. Gonzalez(11)	84,892	*
John C. Shoemaker(12)	95,000	*
David W. Garrison(13)	79,166	*
Edward F. Thompson(14)	76,145	*
Charles Berger(15)	45,000	*
Keyur A. Patel(16)	25,000	*
All directors and current executive officers as a group (12 persons)(17)	4,010,817	5.8%

*	Represents less than 1%.

(1)	Percentage of beneficial ownership is based on 64,678,385 shares of our common stock outstanding as of March 31, 2007, together with option shares that may be exercised within 60 days of March 31, 2007 (“Vested Options”). Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock shown held by them. Vested Options are deemed outstanding for computing the percentage ownership of the person holding the option, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(2)	The number of shares beneficially owned is as reported in a Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 13, 2007. As set forth in such Schedule 13G/A, BlackRock, Inc. is a parent holding company for the following investment management subsidiaries and shares voting and dispositive power over 5,382,882 shares held by such subsidiaries: BlackRock Advisors LLC, BlackRock Capital Management, Inc., BlackRock Investment Management LLC, BlackRock (Channel Islands) Ltd., BlackRock Japan Co. Ltd. and State Street Research & Management Co. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(3)	The number of shares beneficially owned is as reported in a Schedule 13G/A filed by Dimensional Fund Advisors LP with the SEC on February 9, 2007. As set forth in such Schedule 13G/A, Dimensional Fund Advisors LP serves as an investment advisor or manager to various companies, trusts and accounts which own the securities. Though it holds sole voting and dispositive power over such securities, Dimensional Fund Advisors LP disclaims beneficial ownership of the securities. The address of Dimensional Fund Advisors LP is 1299 Ocean Avenue, Santa Monica, CA 90401.

(4)	The number of shares beneficially owned is as reported in a Schedule 13G filed by Goldman Sachs Asset Management, L.P. (“GSAM LP”) with the SEC on February 8, 2007. As set forth in such Schedule 13G, GSAM LP holds sole voting power as to 3,836,617 shares and sole dispositive power as to 4,292,802 shares, and in its capacity as an investment advisor, disclaims beneficial ownership of any securities managed, on GSAM LP’s behalf, by third parties. The address of GSAM LP is 32 Old Slip, New York, NY 10005.

(5)	The number of shares beneficially owned is as reported in a Schedule 13G filed by Barclays Global Investors, NA with the SEC on January 23, 2007. Barclays Global Investors, NA possesses sole voting power with respect to 2,864,997 shares and sole dispositive power with respect to 3,078,847 shares. Barclays Global Fund Advisors possesses sole voting and dispositive power with respect to 1,093,913 shares. The address of Barclays Global Investors, NA is 45 Fremont Street, San Francisco, CA 94105.

(6)	Includes 2,612,499 Vested Options.

(7)	Represents 221,666 Vested Options.

(8)	Represents 319,789 Vested Options.

(9)	Represents 146,666 Vested Options.

(10)	Represents 154,059 Vested Options.

(11)	Represents 84,892 Vested Options.

(12)	Includes 45,000 Vested Options.

(13)	Includes 76,666 Vested Options.

(14)	Represents 76,145 Vested Options.

(15)	Represents 45,000 Vested Options.

(16)	Represents 25,000 Vested Options.

(17)	Includes an aggregate of 3,943,317 Vested Options.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Compensation Discussion and Analysis

The Compensation Committee and Governance

Committee governance

For fiscal year 2006, the Compensation Committee (the “Committee”) of the Board of Directors of our company consisted of directors David W. Garrison (Chair), John C. Shoemaker and Keyur A. Patel. Each member of the Committee qualifies as an independent director under the National Association of Securities Dealers’ Listing Standards.

The Committee receives and reviews materials in advance of each meeting. These materials include information that has been prepared by management at the request of the Committee, including materials that the Committee has specifically requested from independent advisors. Depending on the agenda for the particular meeting, these materials include:

•	The Committee operates under a written charter adopted by our Board of Directors. A copy of the charter is available at www.sonicwall.com under Company — Corporate Governance. Under the terms of the charter, the fundamental responsibilities of the Committee include the review and approval of:

•	Our company’s overall compensation and benefits philosophy and strategy, the strategy for recruitment, retention and development of top talent, and the alignment of plans and programs with such philosophy and strategy;

•	Our company’s incentive plans, for both executive and non-executive employees, and their alignment with our company’s compensation strategy and objectives;

•	The terms and conditions of our company’s stock plans;

•	The granting of stock options and other discretionary awards under our company’s stock option plans and other equity incentive plans to eligible employees;

•	The compensation payable to our Chief Executive Officer, and other key officers and executives as the Committee deems appropriate, including the adjustment of base salary each year, the implementation and administration of incentive compensation programs, and any awards from our company’s stock plans; and

•	The terms and conditions of employment agreements, severance agreements, change of control agreements and other contractual agreements with executive officers.

The responsibilities of the Committee have not been delegated to any person or sub-committee for any purpose including the granting of stock options or other equity awards.

The Committee met fourteen (14) times during fiscal year 2006, including four (4) meetings for the purpose of approving stock option grants to new employees, one (1) meeting for the purpose of approving a stock option grant upon the promotion of an existing employee, and one (1) meeting for the purpose of approving stock option grants to certain named executive officers and other direct reports to our Chief Executive Officer as well as stock option grants to new employees. In addition, the Committee acted by written consent in lieu of meeting on nine (9) occasions, including seven (7) times for the approval of stock option grants to new employees, one (1) time for the approval of a stock option grant upon the promotion of an existing employee and one (1) time for the approval of a stock option grant to our Chief Executive Officer. The Committee meets in executive session, outside the presence of management, as part of each regularly scheduled meeting and, from time to time, as part of special meetings. During fiscal year 2006, the Committee met in executive session on five (5) occasions. Regular meetings of the Committee are scheduled between six and twelve months in advance.

In July 2006, our Board of Directors approved changes to the charter of the Committee, as recommended by the Committee, to clarify the role of the Committee as being responsible for executive succession planning and leadership development. In November 2006, our Board of Directors approved a change to the charter of the Committee, as recommended by the Committee and the Corporate Governance and Nominations Committee (the “Governance Committee”) of our Board of Directors, to transfer the responsibility for director compensation from the Committee to the Governance Committee to align with that committee’s responsibility to oversee overall Board effectiveness. The Committee reviews its performance on an annual basis in conjunction with the annual effectiveness survey conducted by our Board of Directors.

Prior to August 2006, the Committee approved new hire stock option grants monthly by unanimous written consent, in lieu of a meeting, and approved our company’s annual stock option grants to existing employees, normally in the fourth quarter of every fiscal year or in the first quarter of the following fiscal year, by unanimous written consent, in lieu of a meeting. In light of emerging best practices associated with stock option granting practices, the Committee adopted a formalized policy in August 2006 regarding the granting of stock options to all employees. Under the terms of the policy, stock options to employees of our company are granted in accordance with the following:

•	All stock option grants are authorized by the Committee at a regular or special meeting of the Committee; the granting of stock options by written consent in lieu of a meeting is not authorized under the policy;

•	The Committee meets regularly during the first full week of each calendar month for the purpose of authorizing the granting of options, including newly hired employees and existing employees receiving annual performance related stock option grants;

•	Grants of stock options to our executive officers may not be made at times when trading in our company’s stock is prohibited pursuant to our company’s Insider Trading Compliance Policy;

•	Grants of stock options to employees shall be within established grant guidelines for the particular job grade as determined by our company with the approval of the Committee and the Committee must approve all deviations from such established grant guidelines; and

•	The exercise price of each option granted pursuant to the policy shall be equal to the closing price of our company’s Common Stock on the Nasdaq Stock Market on the date of the meeting of the Committee authorizing such option grant, as such price is reported by Yahoo! Finance at http://finance.yahoo.com.

The period during which trading is prohibited pursuant to our company’s Insider Trading Compliance Policy begins on the fifteenth day of the third month of each fiscal quarter and ends at the opening of the market on the third business day after we publicly release earnings results for that quarter. The goal of this policy with respect to stock option grants to our executive officers is to minimize the chance that such grants are made on a date when such executive officers may be aware of material non-public information about us or our securities.

Pursuant to this policy, the Committee held regular meetings, on specific dates set in advance, during the first full week of each month commencing in August 2006 and continuing for the remainder of fiscal year 2006. These regularly scheduled meetings are convened for the purpose of approving stock option grants, with the exception of stock option grants associated with promotions which are approved at special meetings. The Committee has established the specific dates for these meetings for the entire 2007 calendar year.

Stock ownership guidelines

The Committee believes that it is in the best interest of our shareholders for our executive officers, as well as our Board of Directors and other members of senior management of our company, to own our stock. Our Board of Directors has not, however, adopted formalized stock ownership guidelines for any employees of our company, including our executive officers, or members of our Board of Directors. Our Board of Directors may, in its discretion, adopt such guidelines in the future.

Compensation recovery

The Committee has not adopted a policy regarding the adjustment or recovery of awards under our company’s annual incentive bonus plan if the relevant performance measurements are restated or otherwise adjusted in a manner that would reduce the size of an award or payment. The Committee reserves the right in its discretion to adopt such a policy in the future.

Release of Material Non-Public Information

We do not release material non-public information for the purpose of affecting the value of executive compensation and we do not adjust the timing of equity awards in an attempt to take advantage of material non-public information recently released or about to be released. The policy of the Committee is intended to minimize to the greatest extent possible any connection between the timing of the release of material non-public information and the value of executive compensation. We recognize, however, that we may be legally required to disclose material information about our company or our securities at a time when the disclosure could affect the value of stock options that have just been granted or are about to be granted.

Compensation Setting Process

The compensation planning and setting process neither begins nor ends with any particular meeting of the Committee. The process is on-going and evolves as the Committee continually assesses the effectiveness of its decisions to promote the fundamental business objectives and strategy of our company.

Our philosophy in setting the compensation policies for executive officers of our company is to maximize shareholder value over time. The Committee establishes the policies applicable to our executive officers, including our Chief Executive Officer, and evaluates the performance of such officers, as well as other members of senior management, on a periodic basis throughout the fiscal year. The Committee believes that executive compensation should be directly linked to continuous improvements in corporate performance and increases in shareholder value and has developed the following guidelines for compensation decisions:

•	Provide a competitive total compensation package that enables our company to attract and retain key executive talent, minimize unwanted turnover and motivate outstanding performance;

•	Align all pay programs with our annual and long-range operating plans, business strategies and objectives; and

•	Provide variable compensation opportunities that are linked to our performance and that link executive reward to shareholder return.

We compensate our senior management, including our executive officers, through a mix of base salary, bonus and equity compensation. Our compensation elements are designed to fulfill one or more of our performance, alignment and retention objectives. Initially, we set overall targeted compensation for senior management, including our executive officers, and then allocate that compensation among base salary, bonus and equity compensation. The Committee first reviews total targeted salary and bonus compensation and the level of achievement of each executive officer of their performance metrics for the prior fiscal year when considering the appropriate allocation of equity compensation to total compensation for that executive officer. The allocation process is designed to recognize and reward performance of significant performers based upon a set of goals and objectives established at the beginning of the fiscal year. Our company uses a combination of individual and cross-functional goals combined with the use of a balanced business scorecard measurement approach. These performance metrics are intended to identify specific operating goals that have the greatest impact on the overall financial performance of our company. In making these allocation decisions, the Committee also considers historical compensation levels, relative compensation levels among our company’s senior management, industry conditions, the experience and contribution level of the individual executive officer, corporate performance and the overall effectiveness of our compensation programs in achieving desired performance levels.

The Committee has identified specific peer group companies and arranged them into two study groups to use as an appropriate frame of reference for benchmarking of executive and director compensation. The Committee believes that information regarding compensation practices at other companies provides a benchmark to validate that our practices are competitive in the marketplace. This marketplace information is one of many factors the Committee considers in assessing the reasonableness of executive compensation. Companies comprising the first study group are viewed by the Committee as being comparable to our company in terms of revenue and market capitalization and have executive positions similar in breadth and scope to our executive positions. Companies in the first study group are: Extreme Networks, NetIQ, Packeteer, Secure Computing, Safenet and Zhone Technologies. The second study group is comprised of companies that provide the Committee a broader overall perspective of the executive compensation landscape. Companies in the second study group are: Blue Coat Systems, Cisco Systems, Entrust, Foundry Networks, F5 Networks, Internet Security Systems, Juniper Networks, McAfee, Netscout Systems, Netgear, RSA Security, WatchGuard Technologies and Websense. Although no single company included in the study groups is exactly comparable to our company in every respect, the Committee believes that the study groups as a whole provide a valid reference point for the range of competitive pay for the business segments we compete in for talent. The Committee intends to update the companies included in each study group on a periodic basis. The specific companies included in each group may change based upon market capitalization, relevance to the marketplace, the degree to which the companies compete for talent or other pertinent factors.

The Committee also relies on various compensation surveys published by independent data sources, including the Radford High Technology Survey, IPAS international employee survey for cash compensation, the iQuantic High Technology Equity Practices survey and the Buck Consultants 2006 Global Long-Term Incentive Practices Survey (High-Tech participants) for stock option compensation. Our company maintains subscriptions to these surveys at the direction of the Committee.

Management also plays a significant role in the compensation setting process. The most significant aspects of management’s role are: evaluation of employee performance, establishment of specific operational goals within the areas under the control of various members of senior management and recommending salary levels, annual incentive bonus payouts and option awards. Our Chief Executive Officer also participates in the quarterly regular meetings of the Committee, at the request of the Committee, to evaluate the performance and development goals of members of senior management who have a direct reporting relationship to our Chief Executive Officer. At each such meeting, our Chief Executive Officer provides an update of the performance of each member of senior management against a defined set of operational objectives established at the beginning of the fiscal year. These performance parameters are a mix of intra-functional and cross-functional objectives with inter-dependencies of each objective clearly delineated. As part of its executive sessions, the Committee considers the recommendations of our Chief Executive Officer in matters related to the individual performance of the other executive officers and other members of senior management because the Committee believes that our Chief Executive Officer provides a valuable perspective in making this assessment. The Committee members also consider their own direct contact and observation of members of senior management as part of this evaluation.

Committee Advisors

The Committee retains independent advisors and compensation consultants and our company is obligated to pay such advisors and consultants.

In the first quarter of 2006, the Committee decided as part of its annual review of director compensation to engage a compensation consultant to analyze market trends in board of directors compensation. The Committee directed management to identify possible consultants. Upon receipt of proposals, management recommended and the chair of the Committee concurred in the retention of Kistler Associates to perform the engagement.

We determined that Kistler Associates was independent because our company does not retain Kistler Associates for any other compensation engagements and the fees associated with this engagement do not constitute a large percentage of the total business of the firm. Kistler Associates communicated with management to obtain information and made a presentation directly to the Committee at its meeting on March 29, 2006. The presentation analyzed compensation of members of our Board of Directors by pay element using the network product and services and software product and services groups from the October 2005 data published in the Radford Overall Practices Report. At our meeting on July 21, 2006, Kistler Associates augmented its study using proxy information from the two peer groups identified by the Committee for executive and board compensation benchmarking. At its meeting on October 23, 2006, the Committee received an updated review from Kistler Associates utilizing the AON Consulting/Radford Survey study of board compensation issued in June 2006 as well as updated information from the two peer groups. At the conclusion of the presentation, the Committee decided to recommend increases in the annual retainers for the Chair of our Board of Directors and certain of the Chairs of Committees of our Board of Directors and not to recommend any other modifications to director compensation to our Board of Directors.

As part of its annual review of equity compensation, the Committee engaged an independent compensation consultant to work with management and the Committee to provide an overview of market trends relative to equity compensation for employees, including our Chief Executive Officer, other executive officers and other members of senior management. Upon receipt of proposals, management recommended and the chair of the Committee approved the engagement of Comp.Wizards, LLC to perform the engagement.

We determined that Comp.Wizards, LLC was independent because it has never done any previous work for our company, has no prior relationship with management and the fees associated with this engagement do not represent a large percentage of the total business of the firm. Comp.Wizards, LLC reviewed the equity compensation practices of the two identified peer groups as well as research data as reported in the Buck Consultants 2006 Global Long-Term Incentive Practices Survey (High-Tech Participants) and the Radford Benchmark/Executive Survey High-Tech Report for the period October 2005-August 2006. At the conclusion of the review, the Committee determined that no change to the equity compensation structure of our company was required.

Summary of Compensation Philosophy

Our compensation philosophy is guided by the principle that pay should be performance based and competitive relative to the compensation paid to similarly situated executives of companies in our primary study group. We rely upon our judgment in making compensation decisions, after reviewing the performance of our company and carefully evaluating an executive’s performance during the year. The Committee believes that compensation paid to executive officers and other members of senior management should be closely aligned with our company’s performance, linked to specific, measurable results with the objective of improving shareholder value, and that total compensation must attract, motivate and retain talented executives responsible for the success of our company. These principles guide compensation related decisions in the following ways:

•	A substantial portion of executive officer compensation is contingent on, and variable with, achieving a mix of objective and subjective corporate and individual performance objectives.

•	Total compensation is higher for individuals with greater responsibility and greater ability to influence our company’s achievement of targeted performance results.

•	As position and responsibility increases, a greater portion of total compensation is performance based and is contingent on the achievement of established corporate and individual performance objectives.

•	Equity based compensation is higher for persons with higher levels of responsibility, making a significant portion of their total compensation dependent on long-term stock appreciation.

The Committee believes that internal equity is an important factor in establishing compensation for executive officers and other members of senior management of our company. Although we have not established a formal policy regarding the ratio of total compensation of our Chief Executive Officer to that of the other executive officers or other members of senior management of our company, the Committee retains the discretion to review internal compensation equity on a periodic basis.

Our company generally seeks to maximize the deductibility for tax purposes of all elements of compensation. We review compensation plans in light of applicable tax provisions, including Section 162(m) of the Code which generally disallows a tax deduction to public companies for non-qualifying compensation in excess of $1,000,000 paid to a person in any fiscal year, and may revise compensation plans to maximize deductibility, although deductibility will be only one among a number of factors considered in determining appropriate levels or modes of compensation. The Committee believes that shareholder interests are best served by not restricting the Committee’s discretion and flexibility in crafting compensation programs, even though such programs may result in certain non-deductible compensation expenses. The Committee may approve elements of compensation that are not fully deductible, and reserves the right to do so when the Committee deems such plans to be in the best interest of our company.

Elements of Executive Compensation

Allocation among components

Under our compensation structure, the mix between base salary and bonus varies depending on level:

	Base Salary	Cash Bonus Target

Chief Executive Officer	50%	50%
Other Named Executive Officers	67%	33%

Our allocation goal is not applied rigidly and does not control our compensation decisions. We use this goal as another tool to assess an executive’s total pay opportunities and whether we have placed the appropriate incentives to accomplish our compensation objectives.

On an annual basis, the Committee reviews equity compensation guidelines for our executive officers and other members of senior management. When considering the appropriate allocation of equity compensation to total compensation, the Committee first considers compensation anticipated to come from salary and bonus for each executive and then considers the level of achievement by each executive of certain performance objectives established for that executive at the commencement of each calendar year. In 2006, this review was conducted with the assistance of Comp.Wizards, LLC, an independent compensation consulting firm, retained by management at the direction of the Committee. In preparing the report to the Committee, our compensation consultant used the independent compensation surveys specified above for equity compensation and public information regarding equity practices available from our first and second study group of companies.

Our company’s 1998 Stock Option Plan permits the grant of stock options but does not permit the grant of stock appreciation rights, restricted shares, restricted stock units, performance shares or other stock based awards. Therefore, the Committee’s analysis of appropriate equity compensation is limited to the granting of stock options.

In light of this limitation, the Committee has established a target range for equity compensation for our executive officers and other members of senior management as between the 60th and 75th percentile for high technology companies as reflected in the independent surveys and our study groups.

Consistent with our overall compensation philosophy, the Committee believes that compensation of our most senior levels of management, the levels of management having the greatest ability to influence the performance of our company, should be more heavily performance based while other employees should receive a greater portion of their compensation in base salary.

We believe that this combination of programs provides an appropriate mix of fixed and variable compensation, balances short-term operational performance with long-term shareholder value, and encourages executive recruitment and retention.

Base salary

The Committee establishes base salary by assessing job responsibilities, value to our company, market comparables and individual performance. The Committee believes that base salary is a critical element of executive compensation because it provides our senior management with a level of assured cash compensation that facilitates our ability to best attract, retain and equitably award our executives. In setting base salaries, the Committee considers the importance of linking a significant portion of total compensation to performance in the form of the annual bonus and equity compensation. As part of the decision process, the Committee also considers the executive officer’s qualifications and experience, scope of responsibility, future potential, the goals and objectives established for the executive, the executive’s past performance, competitive salary practices at companies in our study groups, the level of competition for employees of similar skills, internal pay equity and the tax deductibility of base salary. The base salary of our Chief Executive Officer has not changed since his hire in March 2003.

For executive officers other than our Chief Executive Officer and for other members of senior management, one additional factor the Committee considers is the recommendation of our Chief Executive Officer. Using the recommendations of our Chief Executive Officer as a baseline, the Committee annually reviews and approves executive base salaries on an individual basis. The Committee exercises its discretion to adjust base salaries from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience.

Annual incentive bonus

The Committee awards annual cash bonuses for executive officers, except for executive officers who participate in our company’s sales commission plan, based upon the achievement of designated performance objectives and individual objectives.

The bonus plan approved by the Committee establishes a bonus pool (the “Bonus Pool”) from which payments are to be made to eligible employees based upon company and individual performance. Under the terms of the bonus plan, the Committee selected total revenue, earnings per share on a non-GAAP basis and free operating cash flow as defined performance parameters for the release of payments. Each of the specifically defined performance parameters either equal or exceed the parameter established in the annual operating plan for our company as adopted by our Board of Directors. We did not select stock price appreciation as a factor in determining bonus payouts because our stock price is a product of not just our company’s performance but also market, economic and political factors outside the control of our senior management. We concluded that the factors selected correspond to growth, profitability and financial health indicators that are important in determining the relative attractiveness of our stock to the analyst community and the investing public generally.

Each of the performance goals is weighted equally and if our company performance equals or exceeds, on a blended average, 90% of the defined performance measurement thresholds, 80% of the available Bonus Pool is made available for payout to eligible employees, provided that no single performance measurement component is less than 70% of targeted performance. If our company performance equals or exceeds, on a blended average basis, 100% of the defined performance thresholds, 100% of the available Bonus Pool is made available for payout to eligible employees, provided that no single performance measurement component is less than 70% of targeted performance. In the event that any two performance measurement components fail to equal or exceed 70% of the targeted performance, no bonus payout will be made.

If performance of our company, on a blended average basis, exceeds 100% of the defined performance thresholds, the Bonus Pool is increased based upon a predetermined formula associated with total revenue and earnings per share on a pro-forma basis, provided that if performance of any one performance measurement component fails to equal or exceed 80% of the targeted performance then the amount available for payout to eligible employees is capped at 110% of the available Bonus Pool.

Once the level of bonus payments authorized is determined based upon the degree of attainment of performance objectives, the actual bonus payment to all participants, including executive officers, our Chief Executive Officer, and other members of senior management, may then be adjusted by the Committee, either positively or negatively in its discretion, based upon the achievement of individual performance objectives. Performance goals of certain members of senior management are more diverse and are weighted toward operational performance while other members of senior management, who have broader corporate responsibilities, have performance goals tailored to his or her particular objectives for the fiscal year. The Committee relies on our Chief Executive Officer to make recommendations concerning the achievement of individual performance objectives of members of senior management, including executive officers. We believe that he is in the best position to accurately assess the individual performance of these employees.

Upon completing that review, the bonus payable, if any, to each eligible employee is determined. The timing of payment of bonuses under the Bonus Plan is determined by the Committee in its discretion and has generally occurred in the first calendar quarter of the fiscal year following the fiscal year for which bonus payments are being made.

For fiscal year 2006, our company’s performance exceeded 100% of the defined performance thresholds, but was not sufficient to trigger an increase in the Bonus Pool. In fiscal year 2004 and fiscal year 2005, our company’s performance did not reach the 100% performance threshold. The Committee believes that linking the performance parameters of the bonus plan to the parameters established in our company’s annual operating plan, reflects a program that is based on performance, where the relative difficulty of achieving the performance thresholds is consistent from year to year, and is designed to correlate closely with growth of long-term shareholder value. At the time when they are established, we believe that the performance measurements associated with the 100% performance threshold are substantially uncertain of achievement.

Equity compensation

The Committee believes that an ownership culture that encourages long-term performance by our executive officers and other members of senior management is fostered through the use of stock-based awards. We further believe that equity compensation is the most effective means of creating alignment between the compensation provided to our executive officers and other members of senior management with gains realized by the shareholders. The Committee is responsible for determining who should receive the grants and the number of shares to be granted. Pursuant to the policy regarding the granting of stock options adopted by the Committee in August 2006, grants to our executive officers are made only during open trading windows as defined by our company’s Insider Trading Compliance Policy. All stock options granted carry a term of 10 years, utilize four (4) year vesting periods in order to encourage employees to continue to be employed by our company, and have been granted at least at the fair market value of our company’s common stock on the date of the grant. Our policy and our 1998 Stock Option Plan define fair market value as the closing price on the date of the grant. Grants to existing employees vest in equal monthly amounts over the four (4) year vesting period while grants to new hires vest twenty-five percent (25%) on the first anniversary of hire and in equal monthly amounts thereafter, based on continued employment. The Committee may, from time to time, exercise its discretion to make unscheduled stock option grants to employees, including our Chief Executive Officer, our other executive officers and other members of senior management. The granting of stock based awards other than stock options is not permitted under the terms of the Company’s 1998 Stock Option Plan.

The Committee believes that using stock options as a long-term incentive vehicle is in the best interest of our company and its shareholders for the following reasons:

•	Stock options align the interests of our executive officers with those of shareholders, support a pay for performance culture, foster employee stock ownership and focus employees on increasing value for the shareholders;

•	Stock options are performance based in that all of the value received by the recipient from a stock option is based on the growth of the stock price above the option price;

•	Stock options help provide a balance to the overall compensation program; and

•	The vesting period encourages retention through the term of the award.

In determining the number of stock options to be awarded to our executive officers, other than our Chief Executive Officer, and other members of senior management, the Committee takes into account overall corporate performance, the individual’s current contribution to our performance, the relationship of equity compensation to the individual’s base salary and annual bonus, market conditions bearing on the retention benefits associated with making such an award, the individual’s anticipated contribution in meeting our long-term strategic performance goals, and the individual’s position and scope of responsibility. The relative weight given to these factors varies with each executive officer and member of senior management in the discretion of the Committee and our Board of Directors and upon recommendations of our Chief Executive Officer.

In determining the number of stock options to be awarded to our Chief Executive Officer, the Committee, in its sole discretion, takes into account all of the factors set forth above and the relative weight given each of those factors.

Our practice has been to determine the amount of equity compensation to be awarded either late in the fourth quarter of the fiscal year or early in the first quarter of the following fiscal year. Consistent with our policy regarding the granting of stock options adopted in August 2006, we grant options to executive officers at a scheduled meeting of the Committee and only at times when the trading window is open for executive officers, as defined in our company’s Insider Trading Compliance Policy. We believe this timing is appropriate because it enables us to consider performance in the prior fiscal year and our expectations for the anticipated contribution of the recipient in the following fiscal year.

Retirement plans

Our company does not maintain a qualified defined benefit pension plan for any of our employees, including our executive officers and other members of senior management. We believe that such qualified defined pension plans are atypical for companies in our study groups, in our industry and in our geographic region.

Our company does maintain a 401(k) tax-qualified retirement plan for all employees pursuant to which our company matches employee contributions at a rate of $0.50 per $1.00 of contribution up to a maximum of $2,000 per employee per fiscal year.

Non-qualified deferred compensation plan

On April 20, 2004 the Committee recommended, and on June 4, 2004 our Board of Directors approved, the adoption of a Non-Qualified Deferred Compensation Plan (“DCP”) for highly compensated employees of our company and for members of our Board of Directors. All of the executive officers of our company and other members of senior management qualify for participation in the DCP.

Under the terms of the DCP, participants are able to defer on a pre-tax basis compensation in the form of base salary, annual bonus, director meeting fees and director annual retainer fees up to pre-defined limits. The limits of compensation which may be deferred are as follows: (a) any amount of base salary that is at least $5,000, but does not exceed 80% of base salary, (b) any amount of incentive compensation that is at least $5,000, but does not exceed 100% of incentive compensation, and/or (c) any amount of bonus that is at least $5,000 but does not exceed 100% of bonus.

Our company pays for the insurance coverage provided under the DCP but does not contribute to the DCP and participation in the DCP is voluntary.

Participants in the DCP are deemed to be invested in a selection of not publicly traded mutual funds that are available through a variable universal life insurance carrier. Each participant may specify among different investment options upon which returns are based. There is not a guaranteed minimum rate of return and the DCP is not a tax-qualified retirement plan. Participants in the DCP are 100% vested at all times. Deferral elections may be changed only during open enrollment for the plan year. Participants in the DCP have a risk of forfeiture should our company become insolvent and have investment risk based upon their fund selection and market performance. Penalty free, scheduled distributions are available while employed, but unscheduled distributions are not permitted, except for certain narrowly defined “hardship” circumstances. Various distribution options are available at termination including a lump sum distribution or payments over a designated number of years with a balance of $50,000 or more. Only a lump sum distribution option is available at termination for accounts having a balance of less than $50,000. The Committee believes that allowing participants to accumulate savings on a tax-deferred basis, beyond the amounts which may be contributed to our company’s 401(k) plan, increases the ability of our company to retain and to recruit senior management level employees and to recruit new members to our Board of Directors.

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. While the final regulations have not yet become effective, our company believes it is operating in good faith compliance with the statutory provisions which were effective January 1, 2005.

Severance and change of control agreements

The Committee believes that our company should provide reasonable severance benefits to our executive officers and other members of senior management. These severance benefits reflect the reality that it may be difficult for such employees to locate comparable senior level management positions within a short period of time. In addition, a reasonable severance benefit conditioned upon a release of claims, limits the potential of time consuming and costly legal proceedings against our company concerning the circumstances surrounding the severance. After considering a totality of the circumstances surrounding severance of executive officers and other members of senior management, the Committee has reached the conclusion that a lump sum severance payment represents the cleanest and most timely way to end the employment relationship as soon as practicable.

The Committee also believes that it is important to protect our executive officers and other members of senior management in the event of a change of control. By providing change of control benefits, the Committee believes that the interests of shareholders will be best served because such benefits reduce the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of shareholders while encouraging them to remain focused on our company’s business in the event of rumored or actual fundamental corporate changes. We believe these change of control benefits are reasonable although we have not conducted a specific study to confirm this conclusion.

On March 14, 2003, our company entered into an employment agreement with Matthew Medeiros, our President and Chief Executive Officer, which agreement was amended and restated on July 29, 2004. The agreement provides for an annual base salary of $450,000 plus targeted annual bonus payment equal to 100% of base salary up to a maximum of 200% of base salary based upon performance metrics established by the Committee and approved by our Board of Directors. Under the terms of the agreement, Mr. Medeiros is entitled to certain severance benefits if he is terminated without cause or if he resigns for good reason, subject to Mr. Medeiros entering into a release of claims with our company.

These severance benefits differ depending on when in relation to a change in control such termination occurs.

If Mr. Medeiros’ employment terminates without cause or if he resigns for good reason prior to 90 days before a change of control or more than one year after a change of control, he shall receive the following severance benefits:

•	A lump sum payment equal to 12 months salary, and

•	An additional lump sum payment determined by averaging the target percentages achieved under our annual bonus plan with respect to any company fiscal quarter already concluded in the year of termination and multiplying such average percentage by 150% of base salary; provided, however, if Mr. Medeiros’ termination occurs in the first quarter of our company’s fiscal year, then such average percentage shall be equal to the target percentage achieved in the most recently concluded fiscal year.

If Mr. Medeiros’ employment terminates within 90 days prior to a change of control through one year following a change of control (the “Change of Control Period”), he shall receive the following severance benefits:

•	A lump sum payment equal to 24 months salary;

•	Accelerated vesting as to all stock options and other equity compensation then held by him; and

•	A bonus under our annual bonus plan, pro-rated according to the percentage of the applicable fiscal year that Mr. Medeiros is employed by our company.

Our company also reimburses Mr. Medeiros for health, dental, vision and life insurance premiums for the period of time equal to the months of salary paid as severance but only if Mr. Medeiros elects continuation coverage under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”). Our company shall also continue to pay premiums associated with a $1,000,000 term life insurance policy provided under the terms of Mr. Medeiros’ employment agreement (and in addition to any group coverage otherwise provided by our company) during the period of time equal to the months of salary paid as severance.

Our company has also entered into Retention and Severance Agreements for Executive Officers with executive officers Robert B. Knauff and Frederick M. Gonzalez on April 20, 2004, with Robert D. Selvi on January 24, 2005 and with John D. DiLullo on December 6, 2005.

Each such agreement provides for certain severance benefits if the executive officer is terminated without cause, subject to the executive officer entering into a release of claims with our company. If such termination occurs outside of a change of control, then the executive officer would be entitled to receive severance pay equal to base salary, as then in effect, for a period of six (6) months from the date of termination as well as six (6) months of targeted annual bonus. If such termination occurs (i) without cause during the period commencing on or after the public announcement of a definitive agreement that would result in a change of control of our company and ending on the date which is twelve (12) months following a change of control or (ii) as a result of the resignation by the executive officer for good reason during the period commencing on or after the public announcement of a definitive agreement that would result in a change of control of our company and ending on the date which is twelve (12) months following a change of control, then the executive officer would be entitled to receive the following:

•	A lump sum severance payment in the amount equal to twelve (12) months base salary plus twelve (12) months of targeted bonus for the year of termination.

•	50% accelerated vesting of all unvested equity awards granted prior to the change of control if the executive officer has been employed by the Company for less than one (1) year, or

•	100% accelerated vesting of all unvested equity awards granted prior to the change of control if the executive officer has been employed by our company for more than one (1) year.

Our company also reimburses our executive officer for health, dental, and vision premiums at the same level of coverage as was provided to such executive officer immediately prior to the termination date for a period of time equal to months of salary paid as severance but only if the executive officer elects continuation coverage under COBRA.

Our company has entered into similar Retention and Severance Agreements for Executive Officers with all other direct reports to our Chief Executive Officer.

All of these agreements provide that in the event that the severance and other benefits payable to the recipient are considered “parachute payments” within the meaning of Section 280G of the Code, that the recipient may elect, in his or her sole discretion, to have such severance benefits either (i) delivered in full or (ii) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code.

The definition of “cause” under these agreements includes (i) willful and material failure to follow the lawful written directions of our Board of Directors; (ii) engagement in gross misconduct detrimental to our company, (iii) willful and repeated failure or refusal to comply in any material respect with our company’s policy where non-compliance would be materially detrimental to our company; (iv) acts of dishonesty intended to result in the substantial gain or personal enrichment of the individual at the expense of our company, or (v) commission of a felony, fraud or other unlawful or criminal act involving moral turpitude which our Board of Directors reasonably believes would reflect adversely on our company.

The definition of “good reason” under these agreements will generally exist where our employee’s position or compensation has been decreased (other than in connection with a company-wide compensation reduction) or where our employee has been required to relocate.

The definition of “change of control” under these agreements includes (i) a shareholder or group of shareholders acquires 50% or more of our company’s common stock, (ii) our company being party to a merger or consolidation which results in the holders of voting securities of our company failing to continue to represent at least 50% of the combined voting power of our company or the surviving entity immediately after such merger or consolidation, (iii) the sale or other disposition of substantially all of our company’s assets, (iv) a dissolution or liquidation of our company, or (v) as a result of the transactions described in (i), (ii) or (iii) above, the composition of our Board of Directors changes within a two year period after such transaction whereby fewer than a majority of directors remain as incumbent directors.

Payments under each of these agreements are expressly conditioned upon compliance with all of the terms of the Agreement including the execution of a release of claims, non solicitation of employees of our company for a period of twelve (12) months following the date of termination and continued compliance with obligations of confidentiality as set forth in our company’s standard invention disclosure and confidentiality agreement.

Based upon a hypothetical termination date of December 31, 2006, the severance and change of control benefits for Mr. Medeiros and the other named executive officers would have been as follows using the closing share price of our company’s common stock of $8.42 as of December 29, 2006, the last market trading day in 2006:

Matthew Medeiros
President and Chief Executive Officer

	Voluntary Termination				Involuntary Termination
	Good Reason					Not for Cause
	Outside of	Within		Total		Outside of	Within
	Change of	Change of		Permanent		Change of	Change of
	Control	Control		Disability		Control	Control
Executive Benefits and Payments Upon Termination	Period	Period	Retirement	or Death	For Cause	Period	Period

Compensation
Severance	$450,000	$900,000	$0	$0	$0	$450,000	$900,000
Short-term Incentive	450,000	450,000	0	0	0	450,000	450,000
Long-term Incentive
-Stock Options (Unvested and
Accelerated or Continued Vesting)	0	1,243,866	0	0	0	0	1,243,866
Benefits and Perquisites
Health and Welfare Benefits Continuation	16,065	32,130	0	0	0	16,065	32,130
Life Insurance Premium	2,460	2,460	0	0	0	2,460	2,460
Tax Gross-up	0	0	0	0	0	0	0

Total	$918,525	$2,628,456	$0	$0	$0	$918,525	$2,628,456

Robert D. Selvi
Chief Financial Officer

	Voluntary Termination				Involuntary Termination
	Good Reason					Not for Cause
	Outside of	Within		Total		Outside of	Within
	Change of	Change of		Permanent		Change of	Change of
	Control	Control		Disability		Control	Control
Executive Benefits and Payments Upon Termination	Period	Period	Retirement	or Death	For Cause	Period	Period

Compensation
Severance	$138,894	$277,788	$0	$0	$0	$138,894	$277,788
Short-term Incentive	71,250	142,500	0	0	0	71,250	142,500
Long-term Incentive
— Stock Options (Unvested and Accelerated or Continued Vesting)	0	559,481	0	0	0	0	559,481
Benefits and Perquisites
Health and Welfare Benefits Continuation	8,028	16,056	0	0	0	8,028	16,056
Tax Gross-up	0	0	0	0	0	0	0

Total	$218,172	$995,825	$0	$0	$0	$218,172	$995,825

John D. DiLullo
Vice President, Worldwide Sales

	Voluntary Termination				Involuntary Termination
	Good Reason					Not for Cause
	Outside of	Within		Total		Outside of	Within
	Change of	Change of		Permanent		Change of	Change of
	Control	Control		Disability		Control	Control
Executive Benefits and Payments Upon Termination	Period	Period	Retirement	or Death	For Cause	Period	Period

Compensation
Severance	$125,000	$250,000	$0	$0	$0	$125,000	$250,000
Short-term Incentive	125,000	250,000	0	0	0	125,000	250,000
Long-term Incentive
— Stock Options (Unvested and Accelerated or Continued Vesting)	0	214,500	0	0	0	0	214,500
Benefits and Perquisites
Health and Welfare Benefits Continuation	8,033	16,056	0	0	0	8,033	16,056
Tax Gross-up	0	0	0	0	0	0	0

Total	$258,033	$730,565	$0	$0	$0	$258,033	$730,565

Robert B. Knauff
Vice President, Finance, Controller and Chief Accounting Officer

	Voluntary Termination				Involuntary Termination
	Good Reason					Not for Cause
	Outside of	Within		Total		Outside of	Within
	Change of	Change of		Permanent		Change of	Change of
	Control	Control		Disability		Control	Control
Executive Benefits and Payments Upon Termination	Period	Period	Retirement	or Death	For Cause	Period	Period

Compensation
Severance	$99,952	$199,904	$0	$0	$0	$99,952	$199,904
Short-term Incentive	40,000	80,000	0	0	0	40,000	80,000
Long-term Incentive
— Stock Options (Unvested and Accelerated or Continued Vesting)	0	157,962	0	0	0	0	157,962
Benefits and Perquisites
Health and Welfare Benefits Continuation	5,113	10,226	0	0	0	5,113	10,226
Tax Gross-up	0	0	0	0	0	0	0

Total	$145,065	$448,092	$0	$0	$0	$145,065	$448,092

Frederick M. Gonzalez,
Vice President, General Counsel and Secretary

	Voluntary Termination				Involuntary Termination
	Good Reason					Not for Cause
	Outside of	Within		Total		Outside of	Within
	Change of	Change of		Permanent		Change of	Change of
	Control	Control		Disability		Control	Control
Executive Benefits and Payments Upon Termination	Period	Period	Retirement	or Death	For Cause	Period	Period

Compensation
Severance	$108,558	$217,115	$0	$0	$0	$108,558	$217,115
Short-term Incentive	42,000	84,000	0	0	0	42,000	84,000
Long-term Incentive
— Stock Options (Unvested and Accelerated or Continued Vesting)	0	126,337	0	0	0	0	126,337
Benefits and Perquisites
Health and Welfare Benefits Continuation	5,116	10,232	0	0	0	5,116	10,232
Tax Gross-up	0	0	0	0	0	0	0

Total	$155,674	$437,684	$0	$0	$0	$155,674	$437,684

Stock options that become vested due to the change of control are valued using the intrinsic value method for each executive officer based upon the closing price of our company’s Common Stock of $8.42 on December 29, 2006, the last market trading day in 2006.

Amounts attributable to Health and Welfare Benefits Continuation represent health, dental and vision premiums at the same level of coverage as was provided to our executive officer immediately prior to the termination date for a period of time equal to the number of months of severance assuming that our executive officer elected continuation coverage under COBRA plus life insurance premiums at the same level of coverage as was provided to our executive officer immediately prior to the termination date for a period of time equal to the number of months of severance.

A change of control did not occur on December 31, 2006 and our executive officers were not terminated on that date. There can be no assurance that a change of control would produce the same or similar results as those described if it occurs on any other date or at any other price, or if any assumption is not correct in fact.

Perquisites and other personal benefits

The Committee reviews the perquisites and other personal benefits received by our executive officers and other members of senior management on a periodic basis. Pursuant to his employment agreement, Mr. Medeiros, our Chief Executive Officer, is reimbursed for premiums for a $1,000,000 term life insurance policy. Premiums reimbursed during fiscal year 2006 amounted to $2,460.

In addition, certain members of senior management are provided the opportunity to schedule a health screening examination. Participation in this program is voluntary. The value of this health screening program is $500 per participant.

Our Company does not maintain a corporate jet. Mr. Medeiros, from time to time, uses private aircraft as transportation, for himself and other members of senior management, to business meetings, principally in California. On such occasions, our Company pays travel expenses up to the cost of a commercial coach class round-trip air fare.

Our Executive Officers and other members of senior management participate in other company benefit plans on the same terms as other employees, with the exception of our company’s Employee Stock Purchase Plan where any member of management, at the Vice Presidential level or above, is not eligible to participate. These benefit plans include medical, dental and vision insurance, life insurance, long term disability insurance, and participation in our company’s 401(k) retirement program.

Our company does not provide any other perquisites to our executive officers or other members of senior management, including the following:

•	Car Allowance

•	Golf or Social Club Memberships

•	Commuting Expense

•	Personal Financial or Tax Consulting Services

•	Home security

•	Housing Allowance or other Living Expenses

•	Legal Expense Reimbursement

•	Tax Equalization Payments

•	Tax Gross Ups

•	Tax Preparation Services

The Committee believes that the level of perquisites provided to our Chief Executive Officer, other executive officers and other members of senior management are reasonable in the aggregate and are below the levels provided to such officers of other companies in our study groups although we have not conducted a study to confirm this conclusion.

Compensation of Non-Employee Directors

Cash compensation

On July 23, 2002, our Board Directors adopted and our company began paying the following cash compensation to our non-employee directors for their services as directors and members of committees of our Board of Directors:

•	An annual retainer of $12,000

•	A payment of $1,000 per Board of Directors meeting attended in person and a payment of $500 per Board of Directors meeting attended by telephone

•	An annual retainer of $5,000 for service on the Audit Committee

•	An annual retainer of $3,000 for service on the Compensation Committee or the Corporate Governance and Nominations Committee

•	A payment of $1,000 per committee meeting attended in person and a payment of $500 per committee meeting attended by telephone

On October 24, 2003, our Board of Directors approved the following changes to cash compensation to our non-employee directors for their services as directors and members of committees of our Board of Directors:

•	Payment of an additional annual retainer of $3,000 to each chairperson of each committee of our Board of Directors

•	Increase in the annual cash retainer for members of our Board of Directors from $12,000 to $25,000

The Committee reviews cash compensation for non-employee directors on an annual basis using the two study groups identified above. The Committee uses an independent compensation consultant to perform an analysis of cash compensation by element using proxy filing information of members of our study groups. The analysis includes a review of annual board membership retainers, meeting fees, committee membership retainers, and committee chair retainers. In 2004 and 2005 no changes to the cash compensation levels of non-employee directors were recommended. On October 24, 2006, our Board of Directors approved the recommendations of the Committee to increase the annual retainers for the Chair of our Board of Directors and the Chairs of certain committees of our Board of Directors based upon the recommendations of the independent compensation consultant. Effective on that date, the annual retainer for the Chair of our Board of Directors was increased from $3,000 to $10,000, the annual retainer for the Chair of the Audit Committee as increased to $8,000, the annual retainer for the Chairs of the Compensation Committee and the Corporate Governance and Nominations Committee was increased to $5,000 and the annual retainer for the Chair of the Strategic Planning Committee, formed in November 2005, remained at $3,000. The Committee and our Board of Directors believe that these cash compensation elements are reasonable and recognize the increase in the roles and activity required of our non-employee directors, including an increase in the number and duration of Board of Directors and committee meetings and the time required to prepare for such meetings.

Stock option compensation

On July 23, 2002, our Board of Directors adopted the following policy with respect to the stock option grants to our non-employee directors: (i) upon initial appointment as a director, each director will be granted an option to purchase 25,000 shares of the Company’s common stock, which option shall vest monthly over four (4) years and shall be priced at the closing price of our common stock on the date that the director is elected to the Board; (ii) each non-employee director will be granted an additional option to purchase 20,000 shares of the Company’s common stock annually on the date of our annual meeting of shareholders, which option shall vest monthly over four (4) years and shall be priced at the closing price of our common stock on the date of the annual meeting of shareholders.

On July 29, 2004, our Board adopted the following changes to the policy regarding stock option grants to non-employee directors: (i) all future option grants to provide for full vesting one (1) year after the grant date and an extension of the option exercise period after ceasing to be a non-employee director from ninety (90) days to two (2) years, and (ii) all future grants, as well as modification of all options previously granted to directors David W. Garrison, Charles D. Kissner, Cary H. Thompson and Edward F. Thompson, and to former director Robert M. Williams, to provide for full acceleration of vesting of non-vested option shares if within twelve (12) months following certain changes in control of our company, the director ceases to serve as a member of our Board of Directors other than upon (x) voluntary resignation, (y) death or disability or (z) removal for cause. In 2005 and 2006 no changes to the stock option granting policy for non-employee directors was recommended by the Committee. The Committee and our Board of Directors believe that this stock option granting policy is critical to our ability to recruit and retain qualified non-employee directors having the skills required to satisfy the increasing governance, compliance and regulatory requirements facing our company. In addition, the Committee and our Board of Directors believe that it is important to protect our non-employee directors in the event of a change of control. It is our belief that the interests of our shareholders are best served if the interests of our directors are aligned with those of our shareholders. By providing change of control benefits, we believe we have reduced the potential reluctance on the part of non-employee directors to pursue potential change of control transactions that may be in the best interest of our shareholders.

Non-qualified deferred compensation plan

Non-employee directors are eligible to participate in our company’s Non-Qualified Deferred Compensation Plan. Our company does not contribute to the DCP and participation is voluntary.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that SonicWALL specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on the review and discussions, the Compensation Committee recommended to our Board of Directors, and our Board of Directors has approved, that the Compensation Discussion and Analysis be included in SonicWALL’s Proxy Statement for its 2007 Annual Meeting of Shareholders.

This report is submitted by the Compensation Committee of the Board of Directors of SonicWALL.

David W. Garrison, Chairman
Keyur A. Patel
John C. Shoemaker

Executive Compensation

Summary Compensation Table

The following table sets forth information concerning the compensation of our Chief Executive Officer and our other four executive officers who served in such capacities during the fiscal year ended December 31, 2006 (the “Named Executive Officers”)

SUMMARY COMPENSATION TABLE

							Change
							in Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
	Year	($)	($)	(#)	(#)	($)	($)	($)	($)
Name and Principal Position (a)	(b)	(c)(1)	(d)	(e)	(f)(2)	(g)(3)	(h)(4)	(i)(5)	(j)

Matthew Medeiros	2006	450,000	—	—	1,694,626	450,000	41,219	7,541	2,643,386
President and Chief Executive Officer
Robert D. Selvi	2006	277,788	—	—	481,958	142,500	—	630	902,876
Chief Financial Officer
John D. DiLullo	2006	250,000	—	—	250,410	312,232	—	2,464	815,106
Vice President, Worldwide Sales
Robert B. Knauff	2006	199,904	—	—	219,118	80,000	21,166	2,280	522,468
Vice President, Finance, Controller and Chief Accounting Officer
Frederick M. Gonzalez	2006	217,115	—	—	180,918	84,000	—	2,863	484,896
Vice President, General Counsel and Secretary

(1)	The amounts in column (c) represent actual salary earned and paid for in 2006 and reflect applicable mid-year salary increases.

(2)	The amounts in column (f) reflect the dollar amount recognized for share based compensation expense (disregarding an estimate of forfeitures) for the fiscal year ended December 31, 2006, for stock options granted to each of the Named Executive Officers in 2006, as well as prior fiscal years, in accordance with FAS 123R. Assumptions used in the calculation of this amount are included in Note 10 to our company’s audited financial statements for the fiscal year ended December 31, 2006 included in our company’s Annual Report on Form 10-K filed with the SEC on March 14, 2007. These amounts reflect our company’s share based compensation expense for these awards, and do not correspond to the actual value that will be recognized by the Named Executive Officers.

(3)	The amounts in column (g) reflect the cash awards paid to the Named Executive Officers under our company’s Annual Incentive Bonus Plan for the fiscal year ended December 31, 2006, with the exception of Mr. DiLullo who is not eligible to participate our company’s Annual Incentive Bonus Plan. The amount in column (g) with respect to Mr. DiLullo reflects commissions earned for fiscal year 2006 under our company’s Commission Plan plus a one-time $25,000 bonus earned for meeting certain revenue attainment targets during the first quarter of fiscal 2006.

(4)	The amounts in column (h) reflect interest or other earnings accrued in the last fiscal year under our company’s Non-Qualified Deferred Compensation Plan. See the Non-Qualified Deferred Compensation Plan Table below for additional information.

(5)	The amounts in column (i) reflect (a) taxable payments made for Named Executive Officers to cover premiums for life insurance policies in excess of $50,000, (b) company matching contributions to the Named Executive Officer’s 401(k) savings account, (c) the value of the health screening program used by some of the Named Executive Officers, and, (d) for Mr. Medeiros, an amount equal to $2,460 associated with the reimbursement of premiums for a 1,000,000 term life insurance policy.

Grants of Plan-Based Awards

The following table sets forth information concerning option grants to the Named Executive Officers during the fiscal year ended December 31, 2006.

GRANTS OF PLAN-BASED AWARDS(1)

			Estimated Future
			Payouts Under
			Non-Equity	All Other Stock	All Other Option
			Incentive Plan	Awards: Number of	Awards: Number of
			Awards	Shares of Stock or	Securities	Exercise or Base	Grant Date Fair
			($)(2)	Units	Underlying Options	Price of Option	Value / Incremental
Name	Grant Date	Name of Plan	Target	(#)	(#)(3)	Awards ($/Sh)	Fair Value ($)(4)

Matthew Medeiros	6/5/2006	1998 Stock Option Plan	—	—	300,000	8.56	677,573
	3/13/2007	2006 Incentive Bonus Plan	450,000	—	—	—	—
Robert D. Selvi	12/6/2006	1998 Stock Option Plan	—	—	250,000	8.81	522,008
	3/13/2007	2006 Incentive Bonus Plan	138,894	—	—	—	—
John D. DiLullo	12/6/2006	1998 Stock Option Plan	—	—	200,000	8.81	417,607
	2/15/2006	2006 Sales Commission Plan	250,000	—	—	—	—
Robert B. Knauff	3/13/2007	2006 Incentive Bonus Plan	99,952	—	—	—	—
Frederick M. Gonzalez	3/13/2007	2006 Incentive Bonus Plan	108,558	—	—	—	—

(1)	Our company does not grant awards to any Named Executive Officer under an “equity incentive plan” as such term is defined by SEC rules.

(2)	Our 2006 Annual Incentive Bonus Plan and our 2006 Sales Compensation Plan do not include thresholds or maximums and thus we have deleted the “Threshold” and “Maximum” columns.

(3)	This column shows the number of stock options granted in 2006 to our Named Executive Officers. These options vest and become exercisable ratably in forty-eight equal monthly installments beginning one month after the grant date.

(4)	The fair value on the grant date is calculated using the Black-Scholes option-pricing model. For additional information refer to Note 10 to our company’s audited financial statements for the fiscal year ended December 31, 2006 included in our company’s Annual Report on Form 10-K filed with the SEC on March 14, 2007. The actual value of the options may be significantly different and the value actually realized, if any, will depend upon the excess of the market value of the common stock over the option exercise price at the time of exercise.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning stock options held by our Named Executive Officers at December 31, 2006:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

								Equity	Equity
								Incentive	Incentive Plan
			Equity Incentive				Market Value	Plan Awards:	Awards: Market
	Number of	Number of	Plan Awards: Number			Number	of Shares	Number of	or Payout
	Securities	Securities	of Securities			of Shares of	or Units of	Unearned Shares,	Value of
	Underlying	Underlying	Underlying	Option		Units of	Stock That	Units or Other	Unearned Shares,
	Unexercised	Unexercised	Unexercised	Exercise	Option	Stock That	Have Not	Rights That	Units or Other
	Options:	Options:	Unearned Options	Price	Expiration	Have Not	Vested	Have Not	Rights That Have
Name	Exercisable (#)	Unexercisable (#)	(#)	($)	Date	Vested (#)	($)	Vested (#)	Not Vested ($)

Matthew Medeiros(1)(4)	2,250,000	150,000	—	3.38	03/17/2013	—	—	—	—
(1)	98,958	151,042	—	5.19	05/02/2015	—	—	—	—
(2)	37,500	262,500	—	8.56	06/05/2016	—	—	—	—
Robert D. Selvi(1)	179,687	195,313	—	6.22	01/21/2015	—	—	—	—
(2)	54,166	145,834	—	7.53	11/29/2015	—	—	—	—
(2)	0	250,000	—	8.81	12/06/2016	—	—	—	—
John D. DiLullo(1)(3)	81,250	243,750	—	7.54	12/07/2015	—	—	—	—
(2)	0	200,000	—	8.81	12/06/2016	—	—	—	—
Robert B. Knauff(1)	77,083	22,917	—	7.04	11/18/2013	—	—	—	—
(2)	40,624	34,376	—	5.50	10/11/2014	—	—	—	—
(2)	10,833	29,167	—	7.53	11/29/2015	—	—	—	—
Frederick M. Gonzalez(1)	51,041	18,959	—	8.52	01/27/2014	—	—	—	—
(2)	40,624	34,376	—	5.50	10/11/2014	—	—	—	—
(2)	10,833	29,167	—	7.53	11/29/2015	—	—	—	—

(1)	The option has an exercise price equal to the closing price of our company’s common stock on the Nasdaq Stock Market on the grant date, has a ten (10) year life, and is scheduled to vest as to 25% of the shares on the one-year anniversary of the grant date and as to 1/48th of the shares each monthly anniversary thereafter, such that all shares subject to the option shall be vested on the fourth anniversary of the grant date, subject to continued employment of the Named Executive Officer. The options are subject to acceleration of vesting under certain circumstances as described in “Compensation Discussion and Analysis — Elements of Executive Compensation — Severance and change of control agreements.”

(2)	The option has an exercise price equal to the closing price of our company’s common stock on the Nasdaq Market on the grant date, has a ten (10) year life, and is scheduled to vest as to 1/48th of the shares on the one month anniversary of the grant date and on each one month anniversary thereafter, such that all shares subject to the option shall be vested on the fourth anniversary of the grant date, subject to continued employment of the Named Executive Officer. The options are subject to acceleration of vesting under certain circumstances as described in “Compensation Discussion and Analysis — Elements of Executive Compensation — Severance and change of control agreements.”

(3)	On November 29, 2006, Mr. DiLullo adopted a plan for the periodic sale of common stock of our company pursuant to Rule 10b5-1 of the Exchange Act. Sales of the common stock of our company may be made by Mr. DiLullo pursuant to this plan during fiscal year 2007.

(4)	On February 9, 2007, Mr. Medeiros adopted a plan for the periodic sale of common stock of our company pursuant to Rule 10b5-1 of the Exchange Act. Sales of common stock of our company may be made by Mr. Medeiros pursuant to this plan during fiscal year 2007.

Option Exercises and Stock Vested

During the fiscal year ended December 31, 2006, none of our Named Executive Officers exercised any stock options. Our company’s 1998 Stock Option Plan does not permit the issuance of restricted stock.

Non-Qualified Deferred Compensation

As reflected in the following table, certain Named Executive Officers participate in our company’s Non-Qualified Deferred Compensation Plan. Our company does not contribute to the DCP and participation by our Named Executive Officers is voluntary.

NONQUALIFIED DEFERRED COMPENSATION

				Aggregate	Aggregate Balance
	Executive	Company	Aggregate Interest	Withdrawals/	of Executive’s
	Contributions	Contributions	or Other Earnings	Distributions	Account at
	in Last	in Last	Accrued in Last	During Last	Last Fiscal
	Fiscal Year	Fiscal Year	Fiscal Year	Fiscal Year	Year End
Name	($)(1)	($)	($)	($)	($)

Matthew Medeiros	13,500	—	41,219	—	399,102
Robert D. Selvi	—	—	—	—	—
John D. DiLullo	—	—	—	—	—
Robert B. Knauff	102,462	—	21,166	—	254,276
Frederick M. Gonzalez	—	—	—	—	—

(1)	Reflects participation by Mr. Medeiros and Mr. Knauff in the DCP. Such amounts are reported as compensation to such Named Executive Officer in the Summary Compensation Table set forth above.

Compensation Committee Interlocks and Insider Participation

During fiscal 2006, the following non-employee directors were members of our Compensation Committee: David W. Garrison (chair), Keyur A. Patel and John C. Shoemaker. None of these directors has at any time been an officer or employee of SonicWALL. None of SonicWALL’s executive officers serve, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on SonicWALL’s Board of Directors or Compensation Committee.

Equity Compensation Plan Information

The following table gives information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of December 31, 2006. Footnote

(1) to the table sets forth the total number of shares of common stock issuable upon exercise of options we assumed and common stock issuable upon exercise of options granted under plans we assumed in mergers and acquisitions.

			(c)
	(a)	(b)	Number of securities
	Number of securities	Weighted-average	remaining available for
	to be issued upon	exercise price of	future issuance under
	exercise of	outstanding	equity compensation plans
	outstanding options,	options, warrants	(excluding securities
Plan Category	warrants and rights	and rights	reflected in column(a))

Equity compensation plans approved by security holders(2)(3)	16,494,256	$6.87	1,358,749	(4)
Equity compensation plans not approved by security holders(5)	3,599	$7.00	0

Total	16,497,756	$6.87	1,358,749

(1)	The table does not include information for equity compensation plans assumed by us in mergers and acquisitions. A total of 159,764 shares of common stock was issuable upon exercise of options assumed by us and options granted under plans assumed by us, and outstanding as of December 31, 2006, including (i) 41,030 shares issuable upon exercise of options assumed in our merger with Phobos Corporation in November 2000; (ii) 6,809 shares issuable upon exercise of options assumed in our acquisition of Ignyte Technology, Inc. in March 2001; (iii) 37,000 shares issuable upon exercise of options assumed in our acquisition of RedCreek Communications, Inc. in October 2001; (iv) 31,984 shares issuable upon exercise of options assumed in our acquisition of Lasso Logic, Inc. in November 2005; and (v) 42,941 shares issuable upon exercise of options assumed in our acquisition of MailFrontier, Inc. in February 2006.

(2)	These plans include (i) our 1998 and 1994 Stock Option Plans, and (ii) our 1999 Employee Stock Purchase Plan.

(3)	The number of shares reserved for issuance under our 1998 Stock Option Plan is subject to automatic increase on the first day of 2001 through 2008 equal to the lesser of (i) 4,000,000 shares; (ii) 4% of our outstanding common stock on the last day of the immediately preceding fiscal year; or (iii) a lesser number of shares determined by our Board of Directors.

(4)	Includes 567,186 shares of our common stock available for issuance under our 1999 Employee Stock Purchase Plan as of December 31, 2006.

(5)	Represents outstanding options that were issued under Individual Written Compensation Agreements in connection with the recruitment and employment of new hires from RedCreek Communications.

Policies and Procedures with Respect to Related Party Transactions

Our Board of Directors has recognized, as set forth in our Corporate Governance Principles that related party transactions can present a heightened risk of potential or actual conflicts of interest that may create the appearance that decisions by our company are based on considerations other than the best interests of our company and our shareholders. As a result, our Board of Directors prefers to avoid related party transactions.

Our Board of Directors has delegated to the Audit Committee the responsibility to review related party transactions. The charter of our Audit Committee requires that the members of the Audit Committee, all of whom are independent directors, review and approve in advance all related party transactions for which approval is required under applicable law. The Committee may approve a related party transaction if the Committee determines that the transaction is on terms that are not inconsistent with the best interests of our company and our shareholders. Current SEC rules define a related party transaction to include any transaction, arrangement or relationship in which our company is a participant and in which any of the following persons has or will have a direct or indirect interest:

•	an executive officer, director or director nominee of SonicWALL;

•	any person who is known to be the beneficial owner of more than 5% of our common stock;

•	any person who is an immediate family member (as defined in Item 404 of Regulation S-K) of an executive officer, director or director nominee of our company or beneficial owner of more than 5% of our common stock; and

•	any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest.

Certain Relationships

Except as otherwise disclosed in this Proxy Statement, since January 1, 2006, we have not been a party to any transaction or series of similar transactions in which the amount involved exceeds $60,000 and in which any director or executive officer of our company, or holder of more than 5% of our common stock, had or will have a direct or indirect material interest.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Information

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our common stock, to file with the SEC initial reports of ownership on a Form 3 and reports of changes in ownership of our common stock and other securities on a Form 4 or Form 5. Such executive officers, directors and 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe that all of our executive officers, directors and 10% shareholders made all the necessary filings under Section 16(a) during fiscal year 2006.

No Incorporation by Reference

In our company’s filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC regulations, the “Report of the Audit Committee” and the “Compensation Committee Report” contained in this Proxy Statement specifically are not incorporated into any other filings with the SEC. In addition, this Proxy Statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.

Shareholder Proposals — 2008 Annual Meeting

Shareholders may present proposals for action at a future meeting if they comply with SEC rules and SonicWALL’s bylaws. For additional details and deadlines for submitting proposals, see “Deadline for Receipt of Shareholder Proposals” in this Proxy Statement. If you would like a copy of the requirements contained in our bylaws, please contact SonicWALL, Inc., 1143 Borregas Avenue, Sunnyvale, California 94089, Attention: Frederick M. Gonzalez, Vice President, General Counsel and Corporate Secretary.

Available Information

You may obtain a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 without charge by sending a written request to SonicWALL, Inc, 1143 Borregas Avenue, Sunnyvale, California 94089, Attention: Investor Relations. The annual report is also available online at www.sonicwall.com or the SEC’s website at www.sec.gov.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of our Board of Directors serves as the representative of our Board of Directors for general oversight of our financial accounting and public reporting process, our system of internal control, our audit process and process for monitoring compliance with laws and regulations. Our management has primary responsibility for the preparation of our financial statements and our public reporting process. Armanino McKenna LLP, our company’s independent auditors for fiscal year 2006, is responsible for expressing an opinion on the conformity of our company’s fiscal year 2006 audited financial statements to generally accepted accounting principles and on management’s assessment of the effectiveness of our company’s internal controls over financial reporting. In addition, Armanino McKenna LLP expressed its own opinion on the effectiveness of our company’s internal controls over financial reporting in our annual report on Form 10-K filed with the SEC on March 14, 2007.

The Audit Committee is composed of five members: Charles D. Kissner, Charles Berger, David W. Garrison, John C. Shoemaker and Edward F. Thompson. The members of the Audit Committee are independent as defined under the applicable rules of the SEC and the National Association of Securities Dealers. All members of the Audit Committee are financially literate and Edward F. Thompson and Charles Berger have accounting or related financial management expertise. In this context, the Audit Committee reported, in connection with the audited financial statements for the fiscal year ended December 31, 2006:

1. The Audit Committee reviewed and discussed with management and Armanino McKenna LLP the audited financial statements for the year ended December 31, 2006, management’s assessment of the effectiveness of our company’s internal controls over financial reporting, and Armanino McKenna LLP’s evaluation of our company’s internal control over financial reporting.

2. The Audit Committee has discussed with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU §380), as modified or supplemented.

3. The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as modified or supplemented, and has discussed with them their independence.

4. Based on the review and discussions referred to in paragraphs 1 through 3 above, the Audit Committee recommended to our Board of Directors, and our Board of Directors has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006. Such Form 10-K was filed with the SEC on March 14, 2007.

Edward F. Thompson, Chairman
Charles Berger
David W. Garrison
Charles D. Kissner
John C. Shoemaker

OTHER MATTERS

Discretionary Authority

The 2007 Annual Meeting is called for the specific purposes set forth in the Notice of Annual Meeting as discussed above, and also for the purpose of transacting such other business as may properly come before the Annual Meeting. At the date of this Proxy Statement the only matters which management intends to present, or is informed or expects that others will present for action at the 2007 Annual Meeting, are those matters specifically referred to in such Notice. We have not been notified by any shareholder of his, her or its intention to present a shareholder proposal from the floor at the 2007 Annual Meeting, and the deadline for submitting proposals for the 2007 Annual Meeting occurred on January 3, 2007. The enclosed proxy grants the proxy holders discretionary authority to vote on any matter properly brought before the 2007 Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Frederick M. Gonzalez
Vice President, General Counsel and
Corporate Secretary

Dated: May 7, 2007
Sunnyvale, California

APPENDIX A

SONICWALL, INC.

CORPORATE GOVERNANCE PRINCIPLES

As Amended and Restated effective February 6, 2007

The Board of Directors (the “Board”) of SonicWALL, Inc. (the “Company”) has adopted the following corporate governance principles (the “Principles”) to formalize the policies by which the Board intends to conduct its oversight of the business of the Company in accordance with its fiduciary responsibilities. These principles shall be reviewed periodically and may be amended as the Board may find necessary or advisable.

ARTICLE I

BOARD OF DIRECTORS

Section 1.  Size of the Board of Directors

The size of the Board is established in the Bylaws of the Company. The size of the Board may vary based upon a determination by the Board and the availability of qualified candidates. The Board periodically evaluates the appropriateness of its size.

Section 2.  Selection of Members of the Board of Directors

The Board recommends a slate of directors for election by shareholders at the Company’s annual meeting of shareholders. The Board’s recommendations are based on its determination, and the recommendation of its Corporate Governance and Nominations Committee, as to the suitability of each nominee and the slate taken as a whole. Vacancies on the Board shall be filled by approval of the Board and the recommendation of its Corporate Governance and Nominations Committee in accordance with the Bylaws of the Company.

Section 3.  Voting for Directors

In an uncontested election of Directors, any nominee for Director who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation to the Chairman of the Board following certification of the shareholder vote for consideration by the Corporate Governance and Nominations Committee. The Corporate Governance and Nominations Committee shall consider the resignation offer, evaluate the best interests of the Company and its shareholders, and recommend to the Board the action to be taken with respect to such resignation. The Board will act on the Corporate Governance and Nominations Committee’s recommendation within ninety (90) days following certification of the shareholder vote. Thereafter, the Board will promptly disclose its decision whether to accept the Director’s resignation offer (and reasons for rejecting the resignation offer if applicable) in a press release to be disseminated in the manner that Company press releases typically are distributed. Any Director who tenders his or her resignation pursuant to this provision shall not participate in any Committee or Board action regarding whether to accept the resignation offer, provided that if each member of the Corporate Governance and Nominations Committee received a majority withheld vote at the same election, then the remaining Independent Directors who did not receive a majority withheld vote at the same election, shall consider the resignation offers and determine whether to accept them.

Section 4.  Selection of a Chair and Lead Director

The Board shall appoint a Chair. Appointment of a Chair shall be on a periodic basis, but no less frequent than annually, provided that in no event shall the Chair serve for more than three (3) consecutive one (1) year terms. Both independent and management Directors are eligible for appointment as the Chair. If the Chair is not an Independent Director, one of the Independent Directors may be designated by the Board to be the “lead director.”

Section 5.  Vacancies on the Board of Directors

The Board may fill vacancies in existing or new director positions. Selection of new directors requires a recommendation of a candidate by the Corporate Governance and Nominations Committee to the Board. The Board

has the responsibility for naming new members in the event of a vacancy or expansion of the Board between the annual meetings of shareholders.

Section 6.  Independent Directors

A Director shall be considered “independent” for the purposes of serving on the Board, or any committee of the Board, if he or she satisfies the criteria for independence established by the Nasdaq Stock Market Marketplace Rules and the requirements established by the Securities and Exchange Commission.

Section 7.  Other Board Service

The Board does not prohibit its members from serving on boards and/or committees of other organizations and has not adopted principles limiting such activities, provided that such service does not conflict with the requirements of the Code of Conduct adopted by the Company. The Board shall take into account the nature of and time involved in a director’s service on other boards and/or committees in evaluating the suitability of individual directors and making its recommendations to the Company’s shareholders.

Section 8.  Committees of the Board

The Board has four committees:  Audit, Compensation, Strategic Planning and Corporate Governance and Nominations. The Audit, Compensation and Corporate Governance and Nominations committees shall consist solely of Independent Directors. Members of each committee shall meet the applicable membership criteria specified in the respective charters of these committees. New committees or special committees may be formed as determined by the Board.

Section 9.  Director Compensation

The Compensation Committee shall review on an annual basis the compensation of Directors, including compensation associated with membership on regular and special committees.

Section 10.  Term and Term Limits

The Board does not limit the number of terms for which an individual may serve as a Director. Directors are elected at each annual meeting of shareholders to hold office until the next annual meeting. Each Director, including a Director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until a successor has been elected and qualified.

Section 11.  Mandatory Retirement of Directors

The Board has established that the age of 75 is an appropriate retirement age for outside Directors. Non-employee Directors shall not stand for re-election after reaching age 75.

Section 12.  Annual Evaluation of Performance

The Corporate Governance and Nominations Committee and the Chair shall review the performance of the Board on an annual basis. As part of this process, the Committee may conduct performance reviews of individual members of the Board as well as the performance of the Board taken as a whole. The Committee shall report to the Board and the Board will consider and discuss the report of the Committee.

Section 13.  Selection of Chief Executive Officer and Chair of the Board of Directors

The Board shall select the Chief Executive Officer of the Company and the Chair of the Board of Directors of the Company in the manner that it determines to be in the best interest of the Company’s shareholders.

Section 14.  Former Employee Director Membership on the Board of Directors

An employee Director shall offer to resign from the Board upon their resignation, removal or retirement as an employee of the Company.

Section 15.  Directors Having Significant Job Changes

In the event a Director materially changes his or her job position, such Director shall tender resignation to the Board. The Board, upon the recommendation of the Corporate Governance and Nominations Committee, shall evaluate whether the Board should accept the resignation based upon a review of whether the individual Director continues to satisfy the Board’s membership requirements in light of his or her new occupational status.

Section 16.  Chief Executive Officer Evaluation and Succession Plan

The formal evaluation of the Chief Executive Officer shall be made on an annual basis in the context of the annual compensation review by the Compensation Committee with appropriate input from the Corporate Governance and Nominations Committee and other Independent Directors. As part of the evaluation process, the Independent Directors shall, in conjunction with the Chief Executive Officer, develop a succession plan for the Chief Executive Officer, as well as develop plans for interim succession in the event of an unexpected occurrence.

Section 17.  Board Access to Outside Advisors

The Board is authorized to engage it own outside advisors, at Company expense, including legal counsel or other consultants, as required.

Section 18.  Director Orientation and Continuing Education

Upon appointment, the Corporate Secretary shall provide new members of the Board with director orientation materials, including the Company Code of Conduct, the charters of all of the committees of the Board and these Corporate Governance Principles. Each member of the Board is encouraged to participate in continuing education programs in order to maintain the necessary level of expertise to perform his or her responsibilities. The Corporate Secretary shall work with the chair of the Corporate Governance and Nominations Committee, as necessary, to periodically provide materials that would assist members of the Board with their continuing education.

Section 19.  Code of Conduct and Business Ethics

The Board shall review the Company Code of Conduct on an annual basis and shall consider modifications to said Code recommended by the Corporate Governance and Nominations Committee. The Board shall also consider questions of actual and potential conflicts of interest of Board members and corporate officers, and approve or prohibit any involvement of such persons in matters that may involve a conflict of interest, related party transaction or corporate opportunity.

Section 20.  Board Interaction with Investors, the Press and other Third Parties

Management of the Company speaks for the Company and the Chair of the Board speaks for the Board. Individual members of the Board may, from time to time, meet or otherwise communicate with various constituencies that are involved with the Company. In such instances, it is expected that members of the Board will do so with the knowledge of management. Members of the Board shall not accept any gift of value that indicates an intent to influence the Company or the Board.

Section 21.  Attendance at the Annual Meeting of Shareholders

The Board encourages Directors to attend the annual meeting of shareholders in person.

Section 22.  Share Ownership by Directors

The Board believes that the number of shares of the Company’s stock owned by each Director is a personal decision. The Board encourages stock ownership by members of the Board.

ARTICLE II

MEETINGS OF THE BOARD OF DIRECTORS

Section 1.  Board Meetings

The Board shall have no less than four regularly scheduled meetings each year. The Chair of the Board and the Chief Executive Officer (if not the same person) shall set the agenda for each meeting of the Board. Each member of the Board may suggest items for inclusion on the agenda.

Section 2.  Executive Sessions of the Board

The Board shall have an executive session for independent directors without management at each regularly scheduled Board meeting.

Section 3.  Board Material Distribution

Information important to the understanding of members of the Board of the matters to be discussed at a meeting of the Board, including information regarding the current status of the business of the Company, shall be distributed in writing to the Board with sufficient time to enable the members of the Board to read and prepare for the meeting. In circumstances when the subject matter is of a sensitive nature, the material may be distributed at the meeting. Directors are expected to prepare for, and actively participate in, all Board and Board Committee meetings

Section 4.  Attendance at Meetings of the Board of Directors

It is anticipated that all members of the Board shall attend no fewer than 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which such member serves during any calendar year period. It is also anticipated that certain members of management of the Company will attend meetings of the Board on a regular basis. Other members of management and staff may attend meetings and present reports from time to time. All members of management shall be excused from any meeting when the Board is in executive session.

Section 5.  Boardroom Confidentiality

Each Director has the responsibility to respect the confidentiality of all discussions that take place in the boardroom during all board and board committee meetings.

The Board believes that confidentiality is essential for an effective Board process. Directors shall not engage in discussions with outsiders regarding matters discussed at board or board committee meetings unless specifically requested to do so by the Chief Executive Officer or the Board. Where it is necessary for independent directors to speak on behalf of themselves or the Company on matters discussed during board or board committee meetings, the Board shall designate one or more Directors as spokesperson(s).

In all cases regarding suspected breaches of the obligation of boardroom confidentiality, the Board shall decide, with the advice of counsel, on an appropriate course of action.

ARTICLE III

COMMITTEES OF THE BOARD OF DIRECTORS

Section 1.  Structure of Committees

Each Committee shall have an established charter and shall perform its duties as assigned by the Board and in compliance with its charter and the bylaws of the Company. The charter of each Committee shall set forth the principles, policies, objectives and responsibilities of the committee. The Chair of each Committee shall review the existing committee charter on an annual basis and determine, in consultation with the remaining members of the Committee, whether any amendments are required. In addition, the Corporate Governance and Nominations Committee shall periodically review the charter of each Committee.

Section 2.  Frequency of Committee Meetings

The Chair of each Committee, in consultation with the remaining members of the Committee, shall determine the frequency of the meetings of the Committee taking into account all relevant factors, including the nature of the current business of the Company to be discussed and requiring action by the Committee. The Chair of the Committee may call, in addition to regularly scheduled meetings, special meetings of the Committee as required.

Section 3.  Agendas of Committee Meetings

The Chair of each Committee, in consultation with the appropriate members of management, shall develop the agenda for each meeting and the overall annual work plan for the Committee.

Section 4.  Engagement of Outside Advisors

Each Committee is authorized to engage its own outside advisors at Company expense, including legal counsel or other consultants, as required, provided that the Committee shall promptly advise the full Board of such engagement.

Section 5.  Executive Sessions

Each Committee shall meet in executive session, without management present, as part of the agenda of every regularly scheduled meeting, but in no event less than twice in any calendar year. In addition, the Audit Committee of the Board shall meet with the independent registered public accountants of the Company, without management present, at such times as it deems appropriate, but in no event less than quarterly.

Section 6.  Assignment and Rotation of Committee Members

Committees shall be appointed and Chairs for each Committee designated by the Board, upon recommendation of the Corporate Governance and Nominations Committee on an annual basis. Such appointment will normally take place as soon as practicable after the Annual Meeting of Shareholders. As a general rule, each member of a Committee shall be considered for rotation after five or more consecutive years of service on a particular Committee and each Chair of a Committee shall be considered for rotation after serving as chair of a particular Committee for five or more years. In making a decision for membership or chair rotation, the Board and the Corporate Governance and Nominations Committee shall take into consideration the expertise of the individual committee member and the expertise of the other members of the Board available for such position.

ARTICLE IV

REVIEW OF CORPORATE GOVERNANCE PRINCIPLES

The Corporate Governance and Nominations Committee shall review these principles no less frequently than annually and shall recommended amendments to the principles, if any, to the Board.

ARTICLE V

DISCLOSURE OF CORPORATE GOVERNANCE PRINCIPLES

These Corporate Governance Principles shall be made available on the Company’s web site at www.sonicwall.com.”

APPENDIX B

SONICWALL, INC.

PERFORMANCE BONUS PLAN

1. Purposes of the Plan.  The Plan is intended to increase shareholder value and the success of the Company by motivating key executives to: (1) perform to the best of their abilities, and (2) achieve the Company’s objectives. The Plan’s goals are to be achieved by providing such executives with incentive awards based on the achievement of goals relating to the performance of the Company or upon the achievement of objectively determinable individual performance goals. The Plan is intended to permit the payment of bonuses that may qualify as performance-based compensation under Code section 162(m).

2. Definitions.

(a) ‘‘Award” means, with respect to each Participant, the award determined pursuant to Section 8(a) below for a Performance Period. Each Award is determined by a Payout Formula for a Performance Period, subject to the Committee’s authority under Section 8(a) to eliminate or reduce the Award otherwise payable.

(b) ‘‘Base Salary” means as to any Performance Period, the Participant’s annualized salary rate on the last day of the Performance Period. Such Base Salary shall be before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to Company-sponsored plans.

(c) ‘‘Board” means the Board of Directors of the Company.

(d) ‘‘Cash Position” means the Company’s level of cash and cash equivalents.

(e) ‘‘Code” means the Internal Revenue Code of 1986, as amended.

(f) ‘‘Committee” means the Compensation Committee of the Board, or a sub-committee of the Compensation Committee, which shall, with respect to payments hereunder intended to qualify as performance-based compensation under Code Section 162(m), consist solely of two or more members of the Board who are not employees of the Company and who otherwise qualify as “outside directors” within the meaning of Section 162(m).

(g) ‘‘Company” means SonicWALL, Inc. or any of its subsidiaries (as such term is defined in Code Section 424(f)).

(h) ‘‘Determination Date” means the latest possible date that will not jeopardize a Target Award or Award’s qualification as Performance-Based Compensation.

(i) ‘‘Earnings Per Share” means as to any Fiscal Quarter or Fiscal Year, the Company’s or a business unit’s Net Income, divided by a weighted average number of common shares outstanding and dilutive common equivalent shares deemed outstanding, determined in accordance with generally accepted accounting principles excluding, at the Committee’s discretion, amortization of purchased intangible assets and/or share based compensation expense associated with the expensing of stock options in accordance with FAS 123R and/or such other items as determined by the Committee in its discretion.

(j) ‘‘Fiscal Quarter” means a fiscal quarter of the Company.

(k) ‘‘Fiscal Year” means a fiscal year of the Company.

(l) ‘‘Gross Margin” means the Company’s or a business unit’s net sales for the Fiscal Quarter or Fiscal Year less the Company’s or a business unit’s, as applicable, cost of goods sold for the Fiscal Quarter or Fiscal Year, determined in accordance with generally accepted accounting principles.

(m) ‘‘Maximum Award” means as to any Participant for any Performance Period, $2.5 million.

(n) ‘‘Net Income” means as to any Fiscal Quarter or Fiscal Year, the income after taxes of the Company for the Fiscal Quarter or Fiscal Year determined in accordance with generally accepted accounting principles.

(o) ‘‘Operating Cash Flow” means the Company’s or a business unit’s sum of Net Income plus depreciation and amortization less capital expenditures plus changes in working capital comprised of accounts receivable, inventories, other current assets, trade accounts payable, accrued expenses, product warranty, advance payments from customers and long-term accrued expenses, determined in accordance with generally acceptable accounting principles.

(p) ‘‘Operating Expenses” means the sum of the Company’s or a business unit’s research and development expenses and selling and general and administrative expenses during a Fiscal Quarter or Fiscal Year.

(q) ‘‘Operating Income” means the Company’s or a business unit’s income from operations determined in accordance with generally accepted accounting principles excluding, at the Committee’s discretion, amortization of purchased intangible assets and/or share based compensation expense associated with the expensing of stock options in accordance with FAS 123R and/or such other items as determined by the Committee in its discretion.

(r) ‘‘Participant” means an executive officer or other key employee of the Company participating in the Plan for a Performance Period.

(s) ‘‘Payout Formula” means as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section 7 in order to determine the Awards (if any) to be paid to Participants. The formula or matrix may differ from Participant to Participant and from Award to Award.

(t) ‘‘Performance-Based Compensation” means compensation that is intended to qualify as “performance-based compensation” within the meaning of Section 162(m).

(u) ‘‘Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Committee, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: (a) Cash Position, (b) Earnings Per Share, (c) Gross Margin, (d) Net Income, (e) Operating Cash Flow, (f) Operating Expenses, (g) Operating Profit, (h) Return on Assets, (i) Return on Equity, (j) Return on Sales, (k) Revenue Growth, and (l) Total Stockholder Return. The Performance Goals may differ from Participant to Participant and from Award to Award. The Committee shall appropriately adjust any evaluation of performance under a Performance Goal to exclude (i) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial conditions and results of operations appearing in the Company’s quarterly and annual reporting with the Securities and Exchange Commission for the applicable year, or (ii) the effect of any changes in accounting principles affecting the Company’s or a business unit’s reported results.

(v) ‘‘Performance Period” means any Fiscal Quarter or Fiscal Year , or such other longer period but not in excess of five Fiscal Years, as determined by the Committee in its sole discretion.

(w) ‘‘Plan” means this Performance Bonus Plan.

(x) ‘‘Plan Year” means the Company’s fiscal year.

(y) ‘‘Return on Assets” means the percentage equal to the Company’s or a business unit’s Operating Income before incentive compensation, divided by average net Company or business unit, as applicable, assets, determined in accordance with generally accepted accounting principles.

(z) ‘‘Return on Equity” means the percentage equal to the Company’s Net Income divided by average shareholder’s equity, determined in accordance with generally accepted accounting principles.

(aa) ‘‘Return on Sales” means the percentage equal to the Company’s or a business unit’s Operating Income before incentive compensation, divided by the Company’s or the business unit’s, as applicable, revenue, determined in accordance with generally accepted accounting principles.

(bb) ‘‘Revenue Growth” means the Company’s or a business unit’s net sales for the Fiscal Quarter or Fiscal Year, determined in accordance with generally accepted accounting principles, compared to the net sales of the immediately preceding quarter.

(cc) ‘‘Section 162(m)” means Section 162(m) of the Code, or any successor to Section 162(m), as that Section may be interpreted from time to time by the Internal Revenue Service, whether by regulation, notice or otherwise.

(dd) ‘‘Target Award” means the target award payable under the Plan to a Participant for the Performance Period, expressed as a percentage of his or her Base Salary or a specific dollar amount, as determined by the Committee in accordance with Section 6.

(ee) ‘‘Total Stockholder Return” means the total return (change in share price plus reinvestment of any dividends) of a share of the Company’s common stock.

3. Plan Administration.

(a) The Committee shall be responsible for the general administration and interpretation of the Plan and for carrying out its provisions. Subject to the requirements for qualifying compensation as Performance-Based Compensation, the Committee may delegate specific administrative tasks to Company employees or others as appropriate for proper administration of the Plan. Subject to the limitations on Committee discretion imposed under Section 162(m), the Committee shall have such powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the following powers and duties, but subject to the terms of the Plan:

(i) discretionary authority to construe and interpret the terms of the Plan, and to determine eligibility, Awards and the amount, manner and time of payment of any Awards hereunder;

(ii) to prescribe forms and procedures for purposes of Plan participation and distribution of Awards; and

(iii) to adopt rules, regulations and bylaws and to take such actions as it deems necessary or desirable for the proper administration of the Plan.

(b) Any rule or decision by the Committee that is not inconsistent with the provisions of the Plan shall be conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

4. Eligibility.  The employees eligible to participate in the Plan for a given Performance Period shall be executive officers and other key employees of the Company who are designated by the Committee in its sole discretion. No person shall be automatically entitled to participate in the Plan.

5. Performance Goal Determination.  The Committee, in its sole discretion, shall approve the Performance Goals for each Participant for the Performance Period. Such Performance Goals shall be set forth in writing prior to the Determination Date.

6. Target Award Determination.  The Committee, in its sole discretion, shall approve a Target Award for each Participant. Each Participant’s Target Award shall be approved by the Committee in its sole discretion, and each Target Award, expressed either as a percentage of base salary or as a specific dollar amount, shall be set forth in writing prior to the Determination Date.

7. Determination of Payout Formula or Formulae.  On or prior to the Determination Date, the Committee, in its sole discretion, shall approve a Payout Formula or Formulae for purposes of determining the Award (if any) payable to each Participant. Each Payout Formula shall (a) be set forth in writing prior to the Determination Date, (b) be based on a comparison of actual performance to the Performance Goals, (c) provide for the payment of a Participant’s Target Award if the Participant achieves the Performance Goals for the Performance Period, and (d) provide for an Award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals. Notwithstanding the preceding, in no event shall a Participant’s Award for any Performance Period exceed the Maximum Award.

8. Determination of Awards; Award Payment.

(a) Determination and Approval.  After the end of each Performance Period, the Committee shall approve in writing (which may be by approval of the minutes in which the certification was made) the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded. The Award for each Participant shall be determined by applying the Payout Formula to the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded as certified by the Committee. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may eliminate or reduce the Award payable to any Participant below that which otherwise would be payable under the Payout Formula but shall not have the right to increase the Award above that which would otherwise be payable under the Payout Formula.

(b) Right to Receive Payment.  Each Award under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of an Award other than as an unsecured general creditor with respect to any payment to which he or she may be entitled. A Participant needs to be employed by the Company through the payment date in order to be eligible to receive an Award payout hereunder.

(c) Form of Distributions.  The Company shall distribute all Awards to the Participant in cash.

(d) Timing of Distributions.  Subject to Section 8(e) below, the Company shall distribute amounts payable to Participants as soon as is practicable following the determination and approval of the Award for a Performance Period.

(e) Deferral.  The Committee may defer payment of Awards, or any portion thereof, to Participants as the Committee, in its discretion, determines to be necessary or desirable to preserve the deductibility of such amounts under Section 162(m). In addition, the Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash that would otherwise be delivered to a Participant under the Plan. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion.

9. Term of Plan.  Subject to its approval at the 2007 annual meeting of the Company’s stockholders, the Plan shall first apply to the Company’s first Plan Year commencing following approval by the stockholders at the 2007 annual meeting. Once approved by the Company’s stockholders, the Plan shall continue until terminated under Section 10 of the Plan.

10. Amendment and Termination of the Plan.  The Committee may amend, modify, suspend or terminate the Plan, in whole or in part, at any time, including the adoption of amendments deemed necessary or desirable to correct any defect or to supply omitted data or to reconcile any inconsistency in the Plan or in any Award granted hereunder; provided, however, that no amendment, alteration, suspension or discontinuation shall be made which would (i) impair any payments to Participants made prior to such amendment, modification, suspension or termination, unless the Committee has made a determination that such amendment or modification is in the best interests of all persons to whom Awards have theretofore been granted; provided further, however, that in no event may such an amendment or modification result in an increase in the amount of compensation payable pursuant to such Award or (ii) cause compensation that is, or may become, payable hereunder to fail to qualify as Performance-Based Compensation. To the extent necessary or advisable under applicable law, including Section 162(m), Plan amendments shall be subject to shareholder approval. At no time before the actual distribution of funds to Participants under the Plan shall any Participant accrue any vested interest or right whatsoever under the Plan except as otherwise stated in this Plan.

11. Withholding.  Distributions pursuant to this Plan shall be subject to all applicable federal and state tax and withholding requirements.

12. At-Will Employment.  No statement in this Plan should be construed to grant any employee an employment contract of fixed duration or any other contractual rights, nor should this Plan be interpreted as creating an implied or an expressed contract of employment or any other contractual rights between the Company and its employees. The employment relationship between the Company and its employees is terminable at-will. This means that an employee of the Company may terminate the employment relationship at any time and for any reason or no reason.

13. Successors.  All obligations of the Company under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

14. Indemnification.  Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any award, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

15. Nonassignment.  The rights of a Participant under this Plan shall not be assignable or transferable by the Participant except by will or the laws of intestacy.

16. Governing Law.  The Plan shall be governed by the laws of the State of California, without regard to conflicts of law provisions thereunder.

Dear Shareholder:
     Please take note of the important information enclosed with this Proxy. There are a number of issues related to the operation of SonicWALL that require your immediate attention.
     Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.
     Please mark the boxes on the proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy in the enclosed postage paid envelope.
     Thank you in advance for your prompt consideration of these matters.

Sincerely, SonicWALL, Inc.

SONICWALL, INC.
1143 Borregas Avenue
Sunnyvale, CA 94089

SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS

PROXY
     The undersigned hereby appoints Matthew Medeiros and Frederick M. Gonzalez, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of SonicWALL, Inc. held of record by the undersigned on April 20, 2007 at the Annual Meeting of Shareholders to be held on June 14, 2007 and any adjournments thereof.
     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS NAMED HEREIN, “FOR” PROPOSALS 2, 3 AND 4, AND AS THE PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING (OR ANY ADJOURNMENTS THEREOF) OR MAY OTHERWISE BE ALLOWED TO BE CONSIDERED AT THE MEETING.
     PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

     Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SONICWALL 1143 BORREGAS AVENUE SUNNYVALE, CA 94089	VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by SonicWALL, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to SonicWALL, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Your vote is important. Please vote immediately.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	SONCW1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SONICWALL, INC.

Vote on Directors

1. Election of Directors: Nominees: (01) Charles Berger (02) David W. Garrison (03) Charles D. Kissner (04) Matthew Medeiros	(05) Keyur A. Patel (06) John C. Shoemaker (07) Cary H. Thompson (08) Edward F. Thompson	For All ☐	Withhold For All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the nominee’s name on the line below.

Vote on Proposals	For	Against	Abstain

2. Approval of performance bonus plan.	☐	☐	☐

3. Approval of amendment to the 1999 ESPP to increase the number of shares reserved for issuance by 1,500,000 and to extend the term to July 31, 2017.	☐	☐	☐

4. Ratification of the selection of Armanino McKenna LLP as independent auditors.	☐	☐	☐

5. In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting or any postponement(s), continuation(s) or adjournment(s) thereof.	☐	☐	☐

Please sign exactly as name appears hereon. Joint owners should each sign. Executors, administrators, trustees, guardians or other fiduciaries should give full title as such. If signing for a corporation, please sign in full corporate name by a duly authorized officer.

For address changes and/or comments, please check this box and write them on the back where indicated ☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date